Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of

December 14, 2011

among

BEAM INC.,

The LENDERS Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

J.P. MORGAN SECURITIES LLC

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

BARCLAYS CAPITAL

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

RBS SECURITIES INC.

Joint Lead Arrangers and Joint Bookrunners

BANK OF AMERICA, N.A.

Syndication Agent

BARCLAYS BANK PLC

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

THE ROYAL BANK OF SCOTLAND PLC

Co-Documentation Agents

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ARTICLE 7
EVENTS OF DEFAULT

ARTICLE 8
THE ADMINISTRATIVE AGENT

ARTICLE 9
MISCELLANEOUS

Section 9.01. Notices	80
Section 9.02. Waivers; Amendments	81
Section 9.03. Expenses; Indemnity; Damage Waiver	82
Section 9.04. Successors and Assigns	84
Section 9.05. Survival	88
Section 9.06. Counterparts; Integration; Effectiveness	89
Section 9.07. Severability	89
Section 9.08. Right of Setoff	89
Section 9.09. Governing Law; Jurisdiction; Consent to Service of Process	90
Section 9.10. WAIVER OF JURY TRIAL	90
Section 9.11. Headings	91
Section 9.12. Confidentiality	91
Section 9.13. Interest Rate Limitation	92
Section 9.14. Judgment	92
Section 9.15. Termination of Existing Credit Facilities	92
Section 9.16. USA PATRIOT Act	93
Section 9.17. Non-Public Information	93
Section 9.18. No Fiduciary Duty	94

SCHEDULES:
Schedule 2.01 — Revolving Commitments

EXHIBITS:
Exhibit A — Form of Assignment and Acceptance
Exhibit B — Form of Opinion of Company’s Counsel
Exhibit C — MLA Cost
Exhibit D — Form of Revolving Note
Exhibit E — Form of Borrowing Request
Exhibit F — Form of Financial Officer’s Certificate

iii

CREDIT AGREEMENT dated as of December 14, 2011, among BEAM INC., a Delaware corporation, the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. With respect to any Lender, the term “Affiliate” shall be deemed to include (a) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender and (b) in the case of any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Agreement Currency” has the meaning assigned to such term in Section 9.14(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% per annum and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in Dollars with a maturity of one month plus 1% per annum. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the rate per annum appearing on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on such day for deposits in dollars with a maturity of one month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Alternative Committed Currency” means British Pounds Sterling or Euro.

“Alternative Currency” means (a) any Alternative Committed Currency or (b) any other currency specified by the Company in a Competitive Bid Request relating to a proposed Competitive Borrowing if such currency is freely transferable and convertible into Dollars in the London market at the time and for which LIBO Rates may be determined at such time by reference to the applicable Reuters screen as provided in the definition of “LIBO Rate”.

“Alternative Currency Borrowing” means a Borrowing comprised of Alternative Currency Loans.

“Alternative Currency Equivalent” means, with respect to an amount in Dollars on any date in relation to a specified Alternative Currency, the amount of such specified Alternative Currency that may be purchased with such amount of Dollars at the Spot Exchange Rate with respect to such Alternative Currency on such date.

“Alternative Currency LC Disbursement” means any LC Disbursement denominated in an Alternative Currency.

“Alternative Currency Letter of Credit” means any Letter of Credit denominated in an Alternative Currency.

“Alternative Currency Loan” means any Loan denominated in an Alternative Currency.

“Applicable Creditor” has the meaning assigned to such term in Section 9.14(b).

“Applicable Currency” has the meaning assigned to such term in Section 2.15(a).

“Applicable Rate” means, for any day, (i) with respect to any Eurocurrency Loan or ABR Loan that is a Revolving Loan, the applicable rate per annum set forth below under the caption “LIBOR Spread” or “ABR Spread”, as the case may be, and (ii) with respect to the facility fees payable hereunder, the applicable rate per annum set forth below under the caption “Facility Fee Rate”, in each case based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

	Index Debt Ratings (Moody’s/S&P)	Facility Fee (basis points per annum)	LIBOR Spread (basis points per annum)	ABR Spread (basis points per annum)
Category 1	A3/A- or higher	12.5	87.5	0.0
Category 2	Baa1/BBB+	15.0	97.5	0.0
Category 3	Baa2/BBB	17.5	107.5	7.5
Category 4	Baa3/BBB-	20.0	130.0	30.0
Category 5	Lower than Baa3/BBB- or unrated	25.0	150.0	50.0

For purposes of the foregoing, (a) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 5; (b) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different categories, then the Applicable Rate shall be based on the higher of the two ratings unless the ratings differ by two or more categories, in which case the Applicable Rate shall be based upon the category one level below the category corresponding to the higher rating; (c) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency; and (d) so long as no Default shall have occurred and be continuing, the Company may replace either Moody’s or S&P (but not both) with Fitch; provided that, in the event of any such replacement, clause (b) above shall cease to apply and, in lieu of such clause (b), if the ratings established or deemed to have been established by either Moody’s or S&P (whichever remains as a rating agency for purposes hereof) and by Fitch are not in the same category, then the Applicable Rate will be determined based on the lower rating unless the lower rating is two or more categories below the higher rating, in which case the Applicable Rate shall be determined by reference to the category one level above the category corresponding to the lower rating. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s, S&P or Fitch (whichever are applicable) shall change, or if any such applicable rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Applicable Revolving Commitment Percentage” means, with respect to any Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Revolving Commitment Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Assigned Dollar Value” has the meaning assigned to such term in Section 2.23.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board Resolution” means a copy of a resolution delivered to the Administrative Agent and certified by the Secretary or an Assistant Secretary of the Company as having been duly adopted by the Board of Directors of the Company, or by the Secretary or an Assistant Secretary of the Company or the Secretary of the Executive Committee of such Board of Directors as having been duly adopted by such Executive Committee, or by the Secretary or an Assistant Secretary of the Company or the Secretary of any other committee of such Board of Directors duly authorized to act for it hereunder as having been duly adopted by such other committee.

“Borrowing” means (a) Revolving Loans of the same Type and Currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) a Competitive Loan or group of Competitive Loans of the same Type and Currency made on the same date and as to which a single Interest Period is in effect, (c) a Negotiated Rate Loan or (d) a Swingline Loan.

“Borrowing Date” means any Business Day specified in a notice pursuant to Section 2.03 or 2.04 as a date on which the Company requests Loans to be made hereunder.

“Borrowing Request” means a request by the Company for a Revolving Borrowing in accordance with Section 2.03.

“British Pounds Sterling” or “£” means lawful money of the United Kingdom.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, except that when used in connection with a Eurocurrency Loan or an Alternative Currency Loan, “Business Day” also shall exclude any day on which dealings in foreign currencies and exchange between banks may not be carried on in London, England or New York, New York or, in the case of an Alternative Currency Loan denominated in a currency other than British Pounds Sterling, the place designated by the Administrative Agent from time to time as the place for payments in such currency.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated.

“Change in Law” means the occurrence of any of the following after the date of this Agreement: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” after the date hereof regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.13.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Competitive Loans, Negotiated Rate Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” means Beam Inc., a Delaware corporation.

“Competitive Bid” means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.

“Competitive Bid Rate” means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

“Competitive Bid Request” means a request by the Company for Competitive Bids in accordance with Section 2.04.

“Competitive Loan” means a Loan made pursuant to a Competitive Bid as contemplated by Section 2.04.

“Consolidated Capitalization” means, at any time, the sum of (a) Consolidated Total Indebtedness, (b) Consolidated Stockholders’ Equity and (c) deferred income taxes of the Company and its Subsidiaries, all determined on a consolidated basis for each such item in accordance with GAAP.

“Consolidated EBITDA” means, for any period of four consecutive fiscal quarters, Consolidated Net Income for such period, excluding, to the extent included in determining such Consolidated Net Income, extraordinary items, noncash restructuring charges, noncash nonrecurring charges, losses from asset impairments and gains or losses resulting from the sale of assets not in the ordinary course of business, plus, without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) income taxes for such period, and (iii) depreciation and amortization of intangibles for such period, all determined on a consolidated basis for each such item in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the gross interest expense of the Company and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, net income for the Company and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Tangible Assets” means the excess over current liabilities of all assets as determined by the Company and set forth in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP as of a date within 90 days of the date of such determination, after deducting goodwill, trademarks, patents, other like intangibles and the minority interest of others.

“Consolidated Stockholders’ Equity” means, at any time, the total stockholders’ equity of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, but excluding the effect of any charges for the impairment of goodwill or other intangible assets recorded after the date of this Agreement.

“Consolidated Total Indebtedness” means the aggregate amount of all Indebtedness of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Currency”, when used in reference to any amount, refers to whether such amount is denominated in (a) Dollars, (b) British Pounds Sterling, (c) Euro or (d) in respect of any Competitive Borrowing denominated in another Alternative Currency, such Alternative Currency.

“Currency Equivalent” means the Dollar Equivalent or the Alternative Currency Equivalent, as the case may be, of the Applicable Currency.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans within three Business Days of the date required to be funded by it hereunder unless such Lender’s failure to fund such Loan is based on such Lender’s good faith determination that the conditions precedent to funding such Loan under this Agreement have not been satisfied and such Lender has notified the Administrative Agent in writing to that effect, (b) notified the Company, the Administrative Agent or any Issuing Bank in writing that it does not intend to comply with any of its funding obligations under this Agreement unless the subject of a good faith dispute or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) failed, within three Business Days after written request by the Administrative Agent (based on the reasonable belief that such Lender may not fulfill its funding obligations), to confirm that it will comply with the terms of this Agreement relating to its funding obligations under this Agreement, unless the subject of a good faith dispute, provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days after the date when due unless subject to a good faith dispute, or (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action indicating its consent to, approval of or acquiescence in any such proceeding or appointment, provided that a Lender shall not be a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or its parent company, or of the exercise of control over such Lender or any Person controlling such Lender, by a Governmental Authority or instrumentality thereof.

“Denomination Date” means, in relation to any Alternative Currency Borrowing, the date that is two Business Days before the date such Borrowing is made.

“Disclosed Matters” means the matters described in any filings made by the Company from time to time with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

“Dollar Equivalent” means, with respect to an amount of any Alternative Currency on any date, the amount of Dollars that may be purchased with such amount of the Alternative Currency at the Spot Exchange Rate with respect to the Alternative Currency on such date.

“Dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) prior to the effectiveness of the applicable provisions of the Pension Act, the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA) or, on or after the effectiveness of the applicable provisions of the Pension Act, any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived; (c) the filing pursuant to, prior to the effectiveness of the applicable provisions of the Pension Act, Section 412(d) of the Code or Section 303(d) of ERISA or, on or after the effectiveness of the applicable provisions of the Pension Act, Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan; (d) on and after the effectiveness of the applicable provisions of the Pension Act, a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or, on and after the effectiveness of the applicable provisions of the Pension Act, in endangered or critical status, within the meaning of Section 305 of ERISA.

“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate (or, in the case of a Competitive Loan, the LIBO Rate).

“Event of Default” has the meaning assigned to such term in Article 7.

“Excluded Taxes” means, with respect to the Administrative Agent, J.P. Morgan Europe Limited, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, (a) income, franchise or similar taxes imposed on (or measured by) its net income by the jurisdiction under the laws of which the Administrative Agent, J.P. Morgan Europe Limited, such Lender, such Issuing Bank or other such recipient is organized or in which its principal office is located or in which it is doing business, or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) other than an assignee pursuant to a request by the Company under Section 2.20(b), any United States withholding tax that (i) is in effect and would apply to amounts payable to such Person, at the time such Person becomes a party to this Agreement (or designates a new lending office), except to the extent that such Person (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Company with respect to any withholding tax pursuant to Section 2.18(a) or (ii) is attributable to such Person’s failure to comply with Sections 2.18(e) through (i), (d) Taxes resulting from FATCA and (e) Taxes imposed by any jurisdiction or any political subdivision thereof as a result of a connection between the Person and such jurisdiction or political subdivision (other than a connection resulting solely from executing, delivering or performing its obligations or receiving a payment under, or enforcing, this Agreement).

“Existing Credit Agreement” means the Three-Year Revolving Credit Agreement dated as of February 3, 2010, among the Company, Fortune Brands Finance UK P.L.C., a public limited company organized under the laws of England and Wales, the lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code and any current or future regulations or official interpretations thereof; provided, FATCA shall also include any amendments to Sections 1471 through 1474 of the Internal Revenue Code if, as amended, FATCA provides a commercially reasonable mechanism to avoid the tax imposed thereunder by satisfying the information reporting and other requirements of FATCA.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Fitch” means Fitch, Inc., or any successor thereto.

“Fixed Rate” means, with respect to any Competitive Loan (other than a Eurocurrency Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

“Fixed Rate Loan” means a Competitive Loan bearing interest at a Fixed Rate.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction outside the United States.

“Funded Debt” of any Person means (a) all indebtedness for money borrowed which by its terms matures more than 12 months from the creation, extension or renewal thereof or which is extendible or renewable at the option of the obligor on such indebtedness to a time more than 12 months after its creation, extension or renewal and (b) all guarantees, direct or indirect, of such indebtedness of others or of dividends; provided that Funded Debt shall not include endorsements of negotiable instruments for collection, deposit or negotiation and guarantees by the Company or a Restricted Subsidiary arising in connection with the sale, discount, guarantee or pledge of notes, chattel mortgages, leases, accounts receivable, trade acceptances and other paper arising, in the ordinary course of business, out of installment or conditional sales to or by, or transactions involving title retention with, distributors, dealers or other customers, of merchandise, equipment or services. The Company or a Restricted Subsidiary shall be deemed to have assumed any Funded Debt secured by any mortgage upon any of its property or assets whether or not it has actually done so.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, the United Kingdom, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in paragraph (h) of Section 9.04.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all Capital Lease Obligations of such Person and (d) all Guarantees by such Person of Indebtedness of others described in this definition. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under this Agreement.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.

“Information Memorandum” means the Confidential Information Memorandum dated November 2011, relating to the Company and the Transactions.

“Interest Coverage Ratio” means the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, each as calculated as at the end of any fiscal quarter ending on or after the Effective Date for the period of four prior consecutive fiscal quarters then ended.

“Interest Election Request” means a request by the Company to convert or continue a Revolving Borrowing in accordance with Section 2.09.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days’ duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days’ duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing, (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid and (e) with respect to any Negotiated Rate Loan, the last day of the Interest Period applicable to such Negotiated Rate Loan and any other day during such Interest Period on which interest therein is payable, as separately agreed between the Company and the applicable Lender.

“Interest Period” means (a) with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Company may elect (or, with the consent of each Lender participating in such Borrowing, such other time period as the Company may request), (b) with respect to any Fixed Rate Borrowing, the period (which shall not be less than seven days or more than 180 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request and (c) with respect to any Negotiated Rate Borrowing, the period commencing on the date of such Borrowing and ending on such date as shall be mutually agreed upon between the Company and the applicable Lender; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means any of JPMorgan Chase Bank, N.A., Bank of America, N.A. or one or more other Lenders designated by the Company who agree to become Issuing Banks, in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.07(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.07 with respect to such Letters of Credit).

“Judgment Currency” has the meaning assigned to such term in Section 9.14(b).

“LC Commitment” means (a) in the case of each of JPMorgan Chase Bank, N.A. and Bank of America, N.A., $100,000,000 and (b) in the case of any other Issuing Bank, such amount as shall be agreed upon between the Company and such Issuing Bank.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a drawing made on any Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time (determined based upon Assigned Dollar Values, in the case of Letters of Credit denominated in Alternative Committed Currencies) plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time (determined based upon Assigned Dollar Values, in the case of LC Disbursements denominated in Alternative Committed Currencies). The LC Exposure of any Lender at any time shall be its Applicable Revolving Commitment Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders and the Issuing Banks.

“Letter of Credit” means any letter of credit issued pursuant to Section 2.07 of this Agreement.

“Leverage Ratio” means, at any time, the ratio of (a) Consolidated Total Indebtedness to (b) Consolidated Capitalization.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined by reference to the British Bankers’ Association Interest Settlement Rates for deposits with a maturity comparable to such Interest Period denominated in the Currency in which such Eurocurrency Borrowing is denominated as reflected on the Reuters “LIBOR01” screen (or on any successor or substitute page of the Reuters Service, providing rate quotations comparable to those currently provided on such Service, as determined by the Administrative Agent or J.P. Morgan Europe Limited, as applicable, from time to time for purposes of providing quotations of interest rates applicable to deposits of Currency in which such Borrowing is denominated) at approximately 11:00 a.m., London time, on the Quotation Day for the currency in which such Borrowing is denominated. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which Dollar deposits of $5,000,000 (or in the case of Eurocurrency Borrowings denominated in an Alternative Currency, deposits with a Dollar Equivalent of $5,000,000) and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent or J.P. Morgan Europe Limited, as applicable, in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on the Quotation Day for the Currency in which such Borrowing is denominated prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan” means any loan made by a Lender to the Company pursuant to this Agreement.

“Local Time” means (a) with respect to any Loan or Borrowing denominated in Dollars, New York City time and (b) with respect to any Loan or Borrowing denominated in any Alternative Currency, London time (or such other time as J.P. Morgan Europe Limited may designate in respect of the applicable currency).

“Margin” means, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Company and the Subsidiaries taken as a whole or (b) the rights of or remedies available to the Lenders under this Agreement.

“Material Indebtedness” means Indebtedness (other than the Loans) of any one or more of the Company and the Subsidiaries in an aggregate principal amount exceeding $50,000,000.

“Material Subsidiary” means any Subsidiary that is (a) a Restricted Subsidiary or (b) a “significant subsidiary” of the Company within the meaning of Regulation S-X of the Securities and Exchange Commission (or any successor provision).

“Maturity Date” means December 14, 2016.

“Maximum Rate” has the meaning assigned to such term in Section 9.13.

“MLA Cost” means the cost imputed to the Lenders in connection with a Borrowing denominated in British Pounds Sterling in compliance with the Mandatory Liquid Asset requirements of the Bank of England during an Interest Period (or part of an Interest Period), expressed as a rate per annum and determined in accordance with Exhibit C.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“mortgage” means any mortgage, pledge or security interest.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Negotiated Rate Loan” means a Loan made to the Company by a Lender pursuant to a Negotiated Rate Loan Request in such principal amount, for such Interest Period and having such interest rate(s) and repayment terms as shall, in each case, be mutually agreed upon between the Company and such Lender.

“Negotiated Rate Loan Request” means a request by the Company for a Lender to make a Negotiated Rate Loan, which shall be delivered to such Lender (with a copy to the Administrative Agent) in writing, by facsimile transmission or by telephone, immediately confirmed in writing, and which shall specify the amount to be borrowed and the proposed Borrowing Date, Currency and Interest Period.

“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.

“Obligations” means (a) the obligation of the Company to pay the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (b) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Company under this Agreement.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant Register” has the meaning assigned to such term in Section 9.04(e).

“PATRIOT Act” has the meaning assigned to such term in Section 9.16.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Act” shall mean the Pension Protection Act of 2006, as amended from time to time.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Quotation Day” in respect of the determination of the LIBO Rate for any Interest Period (a) for any Eurocurrency Borrowing in Dollars or any Alternative Currency (other than British Pounds Sterling), means the day on which quotations would ordinarily be given by prime banks in the London interbank market for deposits in the Currency in which such Borrowing is denominated for delivery on the first day of such Interest Period; provided, that if quotations would ordinarily be given on more than one date, the Quotation Day for such Interest Period shall be the last of such dates and (b) for any Eurocurrency Borrowing denominated in British Pounds Sterling, means the first day of such Interest Period.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Revolving Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article 7, and for all purposes after the Loans become due and payable pursuant to Article 7 or the Revolving Commitments expire or terminate, the outstanding Competitive Loans and Negotiated Rate Loans of the Lenders shall be included in their respective Revolving Credit Exposures in determining the Required Lenders.

“Restricted Subsidiary” means any Subsidiary other than (a) each Subsidiary organized and existing under laws other than the laws of the United States or a State thereof, (b) each Subsidiary substantially all of the physical properties of which are located, or substantially all of the business of which is carried on, outside of the United States, (c) each Subsidiary the primary business of which consists of finance, banking, credit, leasing, insurance, financial services, or similar operations or any combination thereof, (d) each Subsidiary the primary business of which consists of the ownership, construction, management, operation, sale or leasing of real property or improvements thereon, similar operations or any combination thereof, (e) each Subsidiary the primary business of which consists of the exploration for, or the extraction, production, transporting or marketing of petroleum or gas or other extracted substances, or similar operations or any combination thereof, (f) each Subsidiary the primary business of which consists of the ownership or operation of one or more transportation businesses or facilities or equipment related thereto or similar operations or any combination thereof, (g) each Subsidiary the primary business of which consists of obtaining funds with which to make investments outside of the United States, (h) each Subsidiary substantially all of the assets of which consist of the ownership directly or indirectly of the Equity Interests of one or more Subsidiaries covered by the preceding clauses (a) through (g), (i) each Subsidiary which the Company or any Subsidiary is, by the terms of the final order of any court of competent jurisdiction from which no further appeal may be taken, required to dispose of and which shall by Board Resolution be determined not to be a Restricted Subsidiary, effective as of the date specified in such resolution and (j) any entity a majority of the voting Equity Interests of which shall at the time be owned directly or indirectly by one or more entities specified in the preceding clauses (a) through (i); provided that the Board of Directors may by Board Resolutions declare any such Subsidiary to be a Restricted Subsidiary, effective as of the date such resolution is adopted. For purposes of this definition and any provisions of this Agreement in which the term Restricted Subsidiary appears, the term “Subsidiary” means, at any date, any entity of which the Company, or the Company and one or more Subsidiaries, directly or indirectly own outstanding Equity Interests having voting power sufficient to elect, under ordinary circumstances (not dependent upon the happening of a contingency), a majority of the directors or persons performing similar functions.

“Revaluation Date” means (a) with respect to an Alternative Currency Borrowing, the last day of each Interest Period with respect to such Borrowing (and if such Interest Period has a duration of more than three months, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period) and (b) with respect to any Alternative Currency Letter of Credit or Alternative Currency LC Disbursement, the last day of each March, June, September and December (or if such last day is not a Business Day, the next succeeding Business Day).

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Swingline Loans and in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.10, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04, (c) increased pursuant to Section 2.08 and (d) decreased, in the case of a Defaulting Lender, pursuant to Section 2.24(f). The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans denominated in Dollars, plus (b) its LC Exposure at such time, plus (c) its Swingline Exposure at such time, plus (d) the Assigned Dollar Value at such time of the outstanding principal amount of such Lender’s Revolving Loans denominated in Alternative Committed Currencies.

“Revolving Loan” means a Loan made to the Company pursuant to Section 2.01.

“S&P” means Standard & Poor’s Ratings Service, or any successor thereto.

“Secured Debt” means indebtedness for money borrowed if such indebtedness is secured by a mortgage upon any assets of the Company or a Restricted Subsidiary, including in such assets, without limitation, shares of stock or indebtedness of any Restricted Subsidiary owned by the Company or another Restricted Subsidiary. Indebtedness secured by mortgages on property existing at the time it is acquired and mortgages securing any part of the purchase price of property purchased, constructed or improved shall be deemed to be indebtedness for money borrowed. The Company or a Restricted Subsidiary shall be deemed to have assumed any indebtedness secured by any mortgage upon any of its property or assets whether or not it has actually done so.

“Spot Exchange Rate” means, on any day, (a) with respect to any Alternative Currency in relation to Dollars, the spot rate at which Dollars are offered on such day for such Alternative Currency which appears on page FX of the Reuters Screen at approximately 11:00 a.m., London time (and if such spot rate is not available on the applicable page of the Reuters Screen, such spot rate as quoted by J.P. Morgan Europe Limited at approximately 11:00 a.m., London time) and (b) with respect to Dollars in relation to any specified Alternative Currency, the spot rate at which such specified Alternative Currency is offered on such day for Dollars which appears on page FXFX of the Reuters Screen at approximately 11:00 a.m., London time (and if such spot rate is not available on the applicable page of the Reuters Screen, such spot rate as quoted by J.P. Morgan Europe Limited at approximately 11:00 a.m., London time). For purposes of determining the Spot Exchange Rate in connection with an Alternative Currency Borrowing, such Spot Exchange Rate shall be determined as of the Denomination Date for such Borrowing with respect to transactions in the applicable Alternative Currency that will settle on the date of such Borrowing.

“SPV” has the meaning specified in paragraph (h) of Section 9.04.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Revolving Commitment Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means each of JPMorgan Chase Bank, N.A. and Bank of America, N.A., in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Syndication Agent” means Bank of America, N.A., in its capacity as syndication agent for the Lenders hereunder.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Credit Exposure” means, at any time, the sum of (a) the total Revolving Credit Exposure of the Lenders at such time, plus (b) the outstanding principal amount of Competitive Loans and Negotiated Rate Loans of the Lenders at such time that are denominated in Dollars, plus (c) the Assigned Dollar Value at such time of the outstanding principal amount of all Competitive Loans and Negotiated Rate Loans of the Lenders at such time that are denominated in Alternative Currencies.

“Transactions” means (a) the execution, delivery and performance by the Company of this Agreement, (b) the consummation of the transactions contemplated hereby and (c) the borrowing of the Loans and the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to (a) the Adjusted LIBO Rate, (b) the Alternate Base Rate, (c) in the case of a Competitive Loan or Borrowing, the LIBO Rate or a Fixed Rate or (d) in the case of a Negotiated Rate Loan or Borrowing, the rate negotiated between the Company and the applicable Lender.

“Value” means, as to any sale and lease back transaction to which Section 6.03 applies, the product of (a) the net proceeds from any such sale (less the amount applied in connection with such sale to the retirement of outstanding Funded Debt in accordance with Section 6.03(c)) and (b) a fraction, the numerator of which is the number of full years of the term of the lease relating to such property (without regard to any options to renew or extend such term) remaining at the time of the determination of such value and the denominator of which is the number of full years of such term at the time of such sale.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” has the meaning assigned to such term in Section 2.18(a).

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Currency (e.g., a “Dollar Loan”) or by Class, Type and Currency (e.g., a “Eurocurrency Dollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Currency (e.g., a “Dollar Borrowing”) or by Class, Type and Currency (e.g., a “Eurocurrency Dollar Revolving Borrowing”).

Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word

“will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on such assignments set forth herein), (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. If the Company prepares the financial statements it files with the Securities and Exchange Commission in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board and/or as otherwise required or permitted by the Securities and Exchange Commission, (i) IFRS shall be treated as GAAP for purposes of this Agreement, including Section 5.01 and each of the defined terms in Section 1.01 that refers to GAAP, and no reconciliation of IFRS to GAAP shall be required for any period or any purpose under this Agreement; (ii) the Interest Coverage Ratio and the Leverage Ratio shall be amended, to the extent necessary or appropriate, to give effect to any change in accounting principles or policies arising from differences between GAAP and IFRS, each as applied by the Company in preparing the IFRS financial statements it files with the Securities and Exchange Commission, to preserve, to the maximum extent possible, the same effect as if such ratios were computed in accordance with GAAP as in effect on the date of this Agreement (as applied by the Company in the financial statements it files with the Securities and Exchange Commission for the fiscal year ended December 31, 2011); and (iii) the amendments referred to in clause (ii) shall become effective at such time as may be agreed by the Company and the Administrative Agent, without any other vote or consent of Lenders, notwithstanding anything in Section 9.02 to the contrary.

ARTICLE 2

THE CREDITS

Section 2.01. Revolving Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans in Dollars or in any Alternative Committed Currency to the Company from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the Total Credit Exposure exceeding the total Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Revolving Loans.

Section 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Revolving Commitments. Each Competitive Loan and Negotiated Rate Loan shall be made in accordance with the procedures set forth in Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Revolving Commitments, Negotiated Rate Loan agreements, and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.15, (i) each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Company may request in accordance herewith (except that a Revolving Borrowing denominated in an Alternative Committed Currency must be comprised entirely of Eurocurrency Loans), (ii) each Competitive Borrowing shall be comprised entirely of Eurocurrency Loans or Fixed Rate Loans as the Company may request in accordance herewith and (iii) each Negotiated Rate Loan shall be denominated in Dollars or an Alternative Currency as agreed between the Company and the applicable Lender. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not (i) affect the obligation of the Company to repay such Loan in accordance with the terms of this Agreement or (ii) result in the Company incurring any additional cost or expense (including pursuant to Section 2.16, 2.18 or 2.21).

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.07(e). Each Competitive Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. Each Negotiated Rate Borrowing shall be in an aggregate amount that is separately agreed between the Company and the applicable Lender. Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Subject to Section 2.15, Loans made pursuant to any Alternative Currency Borrowing shall be made in the Alternative Currency specified in the applicable Borrowing Request or Competitive Bid Request in an aggregate amount equal to the Alternative Currency Equivalent of the Dollar amount specified in such Borrowing Request or, in the case of a Competitive Borrowing, the Dollar amount accepted pursuant to Section 2.04 (in each case as determined by J.P. Morgan Europe Limited based upon the applicable Spot Exchange Rate as of the Denomination Date for such Borrowing (which determination shall be conclusive absent manifest error)); provided that for purposes of the borrowing amounts specified above, each Alternative Currency Borrowing shall be deemed to be in a principal amount equal to its Assigned Dollar Value. Borrowings of more than one Type, Class and Currency may be outstanding at the same time; provided that there shall not at any time be more than a total of eight Eurocurrency Revolving Borrowings outstanding in any Currency.

(d) Notwithstanding any other provision of this Agreement, the Company shall not be entitled to request, or to elect to convert or continue, any Borrowing (other than to continue a Borrowing denominated in an Alternative Committed Currency for a one-month Interest Period, which shall not affect the Company’s obligations to repay such Borrowing on the Maturity Date, together with accrued interest thereon and any other amounts payable pursuant to Section 2.17, if any) if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Company shall notify the Administrative Agent and, in the case of Revolving Borrowings denominated in any Alternative Committed Currency, J.P. Morgan Europe Limited, of such request by telephone (a) in the case of a Eurocurrency Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (b) in the case of a Eurocurrency Borrowing denominated in an Alternative Committed Currency, not later than 9:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (c) in the case of an ABR Borrowing, not later than 10:30 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent (and, in the case of an Alternative Currency Borrowing, J.P. Morgan Europe Limited) of a written Borrowing Request in the form of Exhibit E or any other form approved by the Administrative Agent and signed by the Company. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount (expressed in Dollars) and Currency (which must be Dollars or an Alternative Committed Currency) of the requested Borrowing;

(ii) the requested Borrowing Date, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Company’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing (if denominated in Dollars) or a Eurocurrency Borrowing (if denominated in an Alternative Committed Currency). If no election as to the Currency of the requested Revolving Borrowing is specified, then the requested Revolving Borrowing shall be denominated in Dollars. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the Company shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent (in the case of Revolving Borrowings denominated in Dollars) or J.P. Morgan Europe Limited (in the case of Revolving Borrowings denominated in any Alternative Committed Currency) shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. Competitive Bid and Negotiated Rate Loan Procedures. (a) Subject to the terms and conditions set forth herein, from time to time during the Availability Period the Company may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans denominated in Dollars or any Alternative Currency; provided that the Total Credit Exposure at any time shall not exceed the total Revolving Commitments. To request Competitive Bids, the Company shall notify the Administrative Agent and, in the case of a Borrowing denominated in any Alternative Currency, J.P. Morgan Europe Limited, of such request by telephone, (i) in the case of a Eurocurrency Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, four Business Days before the date of the proposed Borrowing, (ii) in the case of a Eurocurrency Borrowing denominated in any Alternative Currency, not later than 9:00 a.m., New York City time, four Business Days before the date of the proposed Borrowing, and (iii) in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that the Company may submit up to (but not more than) two Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request from the Company, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent and, if applicable, J.P. Morgan Europe Limited, of a written Competitive Bid Request in a form approved by the Administrative Agent or J.P. Morgan Europe Limited, as applicable, and signed by the Company. Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:

(iv) the aggregate amount (expressed in Dollars) and Currency of the requested Borrowing;

(v) the requested Borrowing Date, which shall be a Business Day;

(vi) whether such Borrowing is to be a Eurocurrency Borrowing or a Fixed Rate Borrowing;

(vii) the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period”; and

(viii) the location and number of the Company’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent or J.P. Morgan Europe Limited, as applicable, shall notify the Lenders of the details thereof by facsimile, inviting such Lenders to submit Competitive Bids.

(b) Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to the Company in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Administrative Agent or J.P. Morgan Europe Limited, as applicable, and must be received by the Administrative Agent (and, in the case of an Alternative Currency Borrowing, J.P. Morgan Europe Limited) by facsimile, (i) in the case of a Eurocurrency Competitive Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three Business Days before the proposed date of such Competitive Borrowing, (ii) in the case of a Eurocurrency Competitive Borrowing denominated in any Alternative Currency, not later than 11:00 a.m., New York City time, three Business Days before the proposed date of such Competitive Borrowing and (iii) in the case of a Fixed Rate Borrowing, not later than 12:00 noon, New York City time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent and the Administrative Agent shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (expressed in Dollars and which shall be a minimum of $5,000,000 and an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Company) and Currency of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.

(c) The Administrative Agent or J.P. Morgan Europe Limited, as applicable, shall promptly notify the Company by facsimile of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

(d) Subject only to the provisions of this paragraph, the Company may accept or reject any Competitive Bid. The Company shall notify the Administrative Agent (and, in the case of an Alternative Currency Borrowing, J.P. Morgan Europe Limited) by telephone, confirmed by facsimile in a form approved by the Administrative Agent or J.P. Morgan Europe Limited, as applicable, whether and to what extent it has decided to accept or reject each Competitive Bid (i) in the case of a Eurocurrency Competitive Borrowing denominated in Dollars, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Competitive Borrowing, (ii) in the case of a Eurocurrency Competitive Borrowing denominated in an Alternative Currency, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Competitive Borrowing and (iii) in the case of a Fixed Rate Borrowing, not later than 1:00 p.m., New York City time, on the proposed date of the Competitive Borrowing; provided that (i) the failure of the Company to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Company shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Company rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Company shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, the Company may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; provided further that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum amount of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by the Company. A notice given by the Company pursuant to this paragraph shall be irrevocable.

(e) The Administrative Agent or J.P. Morgan Europe Limited, as applicable, shall promptly notify each bidding Lender by facsimile whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

(f) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Company at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section.

(g) Subject to the terms and conditions set forth herein, from time to time during the Availability Period the Company may make Negotiated Rate Loan Requests to any Lender or Lenders and may (but shall not have any obligation to) borrow Negotiated Rate Loans denominated in Dollars or any Alternative Currency; provided that the Total Credit Exposure at any time shall not exceed the total Revolving Commitments. If the Company and any Lender agree to the terms of a Negotiated Rate Loan to be made on a Borrowing Date pursuant to a Negotiated Rate Loan Request, the Company and such Lender shall promptly notify by telephone the Administrative Agent and, if applicable, J.P. Morgan Europe Limited of the aggregate amount (expressed in Dollars) and Currency of the Negotiated Rate Loan to be made on such Borrowing Date and the respective interest rate, Interest Period and Interest Payment Dates therefor. Each Lender that agrees to make a Negotiated Rate Loan shall, at such time, on such Borrowing Date and at such location as shall be mutually agreed upon between the Company and such Lender, make available to the Company the amount of the Negotiated Rate Loan to be made by such Lender, in immediately available funds.

Section 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, each of the Swingline Lenders agrees to make Swingline Loans in Dollars to the Company from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $150,000,000, (ii) the aggregate principal amount of outstanding Swingline Loans made by a single Swingline Lender exceeding $75,000,000 or (iii) the Total Credit Exposure exceeding the total Revolving Commitments; provided that neither Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Company shall notify the Administrative Agent of such request by telephone (confirmed by facsimile), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise each Swingline Lender of any such notice received from the Company. Each Swingline Lender shall make each Swingline Loan available to the Company by means of an immediately available credit to the general deposit account of the Company with such Swingline Lender or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.07(e), by remittance to the applicable Issuing Bank by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) Either Swingline Lender may, by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day, require the Lenders to acquire participations on such Business Day in all or a portion (in such case, ratably from the Swingline Lenders) of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of

Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Revolving Commitment Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lenders ratably (50% to each Swingline Lender), such Lender’s Applicable Revolving Commitment Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Revolving Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lenders ratably (50% to each Swingline Lender) the amounts so received by it from the Lenders. The Administrative Agent shall notify the Company of any participation in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by either Swingline Lender from the Company (or other party on behalf of the Company) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company of any default in the payment thereof.

Section 2.06. Funding of Borrowings. (a) Each Lender shall make each Revolving Loan denominated in Dollars (other than any Negotiated Rate Loan) to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time (or time of such other city designated by the Administrative Agent), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. Each Lender shall make each Loan (other than any Negotiated Rate Loan) denominated in an Alternative Currency to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., London time (or time of such other city designated by J.P. Morgan Europe

Limited), to the account of J.P. Morgan Europe Limited most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent or J.P. Morgan Europe Limited, as applicable, will make such Loans available to the Company by promptly crediting, before 2:00 p.m. Local Time, the amounts so received, in like funds, to an account of the Company maintained with (i) the Administrative Agent in New York City, in the case of Loans denominated in Dollars, and (ii) J.P. Morgan Europe Limited in London (or such other city as J.P. Morgan Europe Limited may designate in respect of the applicable currency), in the case of Loans denominated in any Alternative Currency, in each case designated by the Company in the applicable Borrowing Request or Competitive Bid Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.07(e) shall be remitted by the Administrative Agent or J.P. Morgan Europe Limited, as applicable, to the applicable Issuing Bank. Each Lender making a Negotiated Rate Loan shall make such Loan on the date, at the time and to the account of the Company separately agreed between such Lender and the Company.

(b) Unless the Administrative Agent (and, in the case of an Alternative Currency Borrowing, J.P. Morgan Europe Limited) shall have received notice from a Lender prior to the proposed date (or, with respect to any ABR Borrowing, prior to the proposed time) of any Borrowing (other than any Negotiated Rate Borrowing) that such Lender will not make available to the Administrative Agent or J.P. Morgan Europe Limited, as applicable, such Lender’s share of such Borrowing, the Administrative Agent or J.P. Morgan Europe Limited, as applicable, may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Company a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent or J.P. Morgan Europe Limited, as applicable, then the applicable Lender and the Company severally agree to pay to the Administrative Agent or J.P. Morgan Europe Limited, as applicable, forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent or J.P. Morgan Europe Limited, as applicable, at (i) in the case of such Lender, the greater of (A)(1) the Federal Funds Effective Rate (in the case of Loans denominated in Dollars) or (2) the rate reasonably determined by J.P. Morgan Europe Limited to be the cost to it of funding such amount (in the case of Loans denominated in any other Currency) and (B) a rate determined by the Administrative Agent or J.P. Morgan Europe Limited, as applicable, in accordance with banking industry rules on interbank compensation or (ii) in the case of the Company, the higher of (A) the interest rate applicable to the Loan in respect of which such payment is owed or (B) the Administrative Agent’s or J.P. Morgan Europe Limited’s cost of funds, as applicable. If such Lender pays such amount to the Administrative Agent or J.P. Morgan Europe Limited, as applicable, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.07. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, each Issuing Bank agrees to issue Letters of Credit upon the request of the Company, which request shall be in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Company also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed $200,000,000, (ii) the Total Credit Exposure shall not exceed the total Revolving Commitments, (iii) each Lender’s Revolving Credit Exposure shall not exceed such Lender’s Revolving Commitment and (iv) the portion of LC Exposure attributable to Letters of Credit issued by each Issuing Bank shall not exceed such Issuing Bank’s LC Commitment. Each Letter of Credit shall be denominated in Dollars or in an Alternative Committed Currency.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Revolving Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Revolving Commitment Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying in the currency in which such LC Disbursement is denominated to the Administrative Agent an amount equal to such LC Disbursement not later than (i) if the Company shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on any Business Day, then 12:00 noon, New York City time, on such Business Day or (ii) otherwise, 12:00 noon, New York City time, on the Business Day immediately following the day that the Company receives such notice; provided that, if such LC Disbursement is not less than $500,000, the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Company fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Lender’s Applicable Revolving Commitment Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Revolving Commitment Percentage of the payment then due from the Company, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the

Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Revolving Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Company’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder. None of the Administrative Agent, the Lenders or the Issuing Banks, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by facsimile) or by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank and the recipient, of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.14(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of Issuing Banks. Any Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.13(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous

Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit or cause to be deposited in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (h) or (i) of Article 7. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Company under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time. If the Company provides an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived.

Section 2.08. Incremental Revolving Commitments. (a) The Company may, by written notice to the Administrative Agent from time to time, request that the total Revolving Commitments be increased; provided that (i) the aggregate amount of such increase shall not exceed $250,000,000, (ii) no Lender shall be required to provide any such incremental commitment and (iii) the conditions precedent to each borrowing set forth in Section 4.02 are satisfied at the time of any such request. Such notice shall set forth the amount of the requested increase in the Revolving Commitments (which shall be in minimum increments of $10,000,000) and the date on which such increase is requested to become effective (which shall be not less than 10 Business Days nor more than 60 days after the date of such notice and which, in any event, must be on or prior to the Maturity Date). The Company may arrange for one or more banks or other entities (any such bank or other entity being called an “Augmenting Lender”), which may include any Lender, to extend Revolving Commitments or increase their existing Revolving Commitments in an aggregate amount equal to the requested increase; provided that, notwithstanding the foregoing, no Person shall become a Lender without the prior written consent of the Administrative Agent and each Issuing Bank and Swingline Lender (which shall not be unreasonably withheld). The Company and each Augmenting Lender shall execute all such documentation as the Administrative Agent shall reasonably specify to evidence its Revolving Commitment and/or its status as a Lender hereunder. Any increase in the Revolving Commitments may be made in an amount which is less than the increase requested by the Company if the Company is unable to arrange for, or chooses not to arrange for, Augmenting Lenders.

(b) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all actions as may be reasonably necessary to ensure that, after giving effect to any increase in the Revolving Commitments pursuant to this Section, the outstanding Revolving Loans (if any) are held by the Lenders pro rata in accordance with their new Revolving Commitments. This may be accomplished at the reasonable discretion of the Administrative Agent (i) by requiring the outstanding Loans to be prepaid with the proceeds of new Loans, (ii) by causing Lenders that are not Augmenting Lenders to assign, at the Company’s expense, portions of their outstanding Loans to Augmenting Lenders or (iii) by any combination of the foregoing. Any prepayment or assignment described in this paragraph (b) shall be subject to Section 2.17, but otherwise without premium or penalty.

Section 2.09. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Company may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section, provided that the Currency of a Revolving Borrowing may not be changed in connection with any continuation or conversion of the Interest Period therefor. Alternative Currency Revolving Borrowings may only be Eurocurrency Revolving Borrowings and may not be converted to ABR Revolving Borrowings. The Company may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Competitive Borrowings, Swingline Borrowings or Negotiated Rate Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Company shall notify the Administrative Agent (and, in the case of an Alternative Currency Borrowing, J.P. Morgan Europe Limited) of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Company were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent (and, in the case of an Alternative Currency Borrowing, J.P. Morgan Europe Limited) of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Company.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing (in the case of Loans denominated in Dollars only) or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Company shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent or J.P. Morgan Europe Limited, as applicable, shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Company fails to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurocurrency Revolving Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent or J.P. Morgan Europe Limited, as applicable, at the request of the Required Lenders, so notifies the Company, then so long as an Event of Default is continuing, (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurocurrency Borrowing (except as provided in clause (iii) below), (ii) unless repaid, each Eurocurrency Revolving Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Revolving Borrowing denominated in an Alternative Committed Currency shall be continued as a Eurocurrency Revolving Borrowing with an Interest Period of one month’s duration at the end of the Interest Period applicable thereto.

Section 2.10. Termination and Reduction of Revolving Commitments. (a) Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date.

(b) The Company may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Company shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.12, the Total Credit Exposure would exceed the total Revolving Commitments.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments, except as provided in Section 2.24(f) with respect to the Revolving Commitments of Defaulting Lenders.

Section 2.11. Repayment of Loans; Evidence of Debt. (a) The Company hereby unconditionally promises to pay (i) on the Maturity Date to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan denominated in Dollars, (ii) on the Maturity Date to J.P. Morgan Europe Limited for the account of each Lender the then unpaid principal amount of each Revolving Loan denominated in an Alternative Currency, (iii) to the Administrative Agent (or, in the case of an Alternative Currency Borrowing, J.P. Morgan Europe Limited) for the account of each Lender the then unpaid principal amount of each Competitive Loan on the last day of the Interest Period applicable to such Loan, (iv) in the case of the Company, to each Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Company shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested, and (v) to the applicable Lender the then unpaid principal amount of each Negotiated Rate Loan on the earlier of the Maturity Date and the last day of the Interest Period applicable to such Loan.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent (and, in the case of an Alternative Currency Borrowing, J.P. Morgan Europe Limited) shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Type and Currency thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent (or, in the case of an Alternative Currency Borrowing, J.P. Morgan Europe Limited) hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender, the Administrative Agent (or, in the case of an Alternative Currency Borrowing, J.P. Morgan Europe Limited) to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Company shall prepare, execute and deliver to such Lender a promissory note payable to such Lender or its registered assigns and (i) with respect to any Revolving Loan, substantially in the form of Exhibit D, and (ii) with respect to any Loan that is not a Revolving Loan, in a form approved by the Company and the Administrative Agent, in each case appropriately completed in conformity with this Agreement. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein or its registered assigns.

(f) Each Lender that makes any Negotiated Rate Loan shall notify the Administrative Agent (and, in the case of an Alternative Currency Borrowing, J.P. Morgan Europe Limited) of each such Loan and of each payment of principal in respect thereof.

Section 2.12. Prepayment of Loans. (a) The Company shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided that the Company shall not have the right to prepay any Competitive Loan or Negotiated Rate Loan without the prior consent of the Lender thereof.

(b) If, on any Revaluation Date, the Total Credit Exposure exceeds 105% of the total Revolving Commitments, then the Company shall, not later than the third Business Day after the Company receives notice thereof from the Administrative Agent, prepay without penalty or premium (subject to Section 2.17), one or more Borrowings in an aggregate amount sufficient to reduce the Total Credit Exposure to an amount not exceeding the total Revolving Commitments; provided that the Company shall not be required to prepay any Competitive Loans or Negotiated Rate Loans pursuant to this paragraph.

(c) The Company shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lenders) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Revolving Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. The Company shall notify the Administrative Agent and J.P. Morgan Europe Limited by telephone (confirmed by facsimile) of any prepayment hereunder of a Eurocurrency

Revolving Borrowing denominated in any Alternative Currency, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment of the Loans may state that such notice is conditioned upon the effectiveness of other credit facilities as contemplated by Section 2.10(c), in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent or J.P. Morgan Europe Limited, as applicable, shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Currency and Type as provided in Section 2.02, except as provided in Section 2.24(f) in connection with the prepayment of the Loans of any Defaulting Lender. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing, except as provided in Section 2.24(f) in connection with the prepayment of the Loans of any Defaulting Lender. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.14.

Section 2.13. Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Revolving Commitment of such Lender (whether used or unused) during the period from and including the date of this Agreement to but excluding the date on which such Revolving Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Revolving Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Revolving Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. The Administrative Agent will give the Company three Business Days’ notice of the amount of the facility fee payable on each payment date. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. All facility fees in respect of Revolving Commitments shall be payable in Dollars and shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Company agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate agreed upon between such Issuing Bank and the Company per annum on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be payable in Dollars and shall computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in Dollars in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to any Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the applicable Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.14. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest (i) in the case of a Eurocurrency Revolving Loan, at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, or (ii) in the case of a Eurocurrency Competitive Borrowing, at the LIBO Rate for the Interest Period in effect for such Borrowing plus (or minus, as applicable) the

Margin applicable to such Loan; provided that, upon request by a Lender to the Administrative Agent and the Company, with respect to such Lender’s Eurocurrency Revolving Loan denominated in British Pounds Sterling, such amount shall be increased by the MLA Cost.

(c) Each Fixed Rate Loan shall bear interest at the Fixed Rate applicable to such Loan.

(d) Each Negotiated Rate Loan shall bear interest at the rate agreed by the Company and the applicable Lender.

(e) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Company hereunder (other than with respect to any Negotiated Rate Loan) is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section. If all or a portion of the principal amount of any Negotiated Rate Loan shall not be paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall, without limiting any rights of any Lender under this Agreement, bear interest, after as well as before judgment, at such rate per annum as shall be mutually agreed upon between the Company and the applicable Lender or, in the absence of such agreement, at the rate determined pursuant to the preceding sentence.

(f) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(g) All interest hereunder shall be computed on the basis of a year of 360 days (subject to any agreement to the contrary, in the case of Negotiated Rate Loans), except that interest on Borrowings denominated in British Pounds Sterling and interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or, except in the case of Borrowings denominated in British Pounds Sterling, 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.15. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any Currency:

(a) the Administrative Agent (in the case of any Revolving Borrowing denominated in Dollars) or J.P. Morgan Europe Limited (in the case of any Revolving Borrowing denominated in any Alternative Currency) determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for the Currency in which such Eurocurrency Borrowing is or is to be denominated (the “Applicable Currency”) for such Interest Period; or

(b) the Administrative Agent (and J.P. Morgan Europe Limited, in the case of any Revolving Borrowing denominated in any Alternative Currency) is advised by the Required Lenders (or, in the case of a Eurocurrency Competitive Loan, the Lender that is required to make such Loan) that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period for the Applicable Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing denominated in the Applicable Currency as, a Eurocurrency Borrowing shall be ineffective, and such Borrowing shall be converted to or continued on the last day of the Interest Period applicable thereto (A) if such Borrowing is denominated in Dollars, as an ABR Borrowing, or (B) if such Borrowing is denominated in an Alternative Committed Currency, as a Borrowing bearing interest at such rate as the Lenders participating in such Borrowing and the Company may agree adequately reflects the costs to such Lenders of making or maintaining their Loans plus the Applicable Rate (or, in the absence of such agreement, shall be repaid as of the last day of the current Interest Period applicable thereto), (ii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing denominated in the Applicable Currency, such Revolving Borrowing shall be made as an ABR Borrowing denominated in Dollars (or such Borrowing shall not be made if the Company revokes (and in such circumstances, such Borrowing Request may be revoked notwithstanding any other provision of this Agreement) such Borrowing Request by telephonic notice, confirmed promptly in writing, not later than one Business Day prior to the proposed date of such Borrowing) and (iii) any request by the Company for a Eurocurrency Competitive Borrowing denominated in the Applicable Currency shall be ineffective; provided that if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Company for Eurocurrency Competitive Borrowings denominated in the Applicable Currency may be made to Lenders that are not affected thereby.

Section 2.16. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank;

(ii) impose on any Lender or Issuing Bank or the London interbank market any other condition (other than tax) affecting this Agreement or Eurocurrency Loans or Fixed Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or Fixed Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Company will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, or such Lender’s or Issuing Bank’s holding company, for any such reduction suffered.

(c) If a Change in Law shall subject any Lender or Issuing Bank to any Taxes (other than Taxes imposed on or with respect to any payment made by or on account of the Company hereunder or under any note issued pursuant to this Agreement and Taxes described in clauses (a) through (d) of the definition of Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations hereunder, or its deposits, reserves, other liabilities or capital attributable thereto, and the result shall be to increase the cost to such Lender or Issuing Bank of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Company will pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank for such additional costs incurred or reduction suffered.

(d) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a), (b) or (c) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof. In requesting any compensation pursuant to this Section, each Lender or Issuing Bank will use good faith efforts to treat the Company in substantially the same manner as such Lender or Issuing Bank treats other similarly situated borrowers under similar circumstances.

(e) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that, in the case of a Change in Law, the Company shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(f) Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan in the case of paragraph (a) or (b), if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.

Section 2.17. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan, Fixed Rate Loan, or, unless otherwise agreed to by the Company and the applicable Lender with respect to a Negotiated Rate Loan, a Negotiated Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.12(c) and is revoked in accordance therewith), (d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan or (e) the assignment of any Eurocurrency Loan, Fixed Rate Loan or, unless otherwise agreed to by the Company and the applicable Lender with respect to a Negotiated Rate Loan, Negotiated Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.20, then, in any such event, the Company shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender may include an amount reasonably determined by such Lender to be incurred by reason of the liquidation or reemployment of funds, but excluding loss of anticipated profits. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.18. Taxes. (a) Any and all payments by or on account of any obligation of the Company hereunder shall be made free and clear of and without deduction for any Taxes, except as required by applicable law. If the Company or the Administrative Agent (the “Withholding Agent”) shall be required to deduct any Indemnified Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender, Issuing Bank or the Administrative Agent, then (i) the sum payable by the Company shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Withholding Agent shall make such deductions and (iii) the Withholding Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Company shall pay any Other Taxes (not attributable to a transfer pursuant to Section 9.04) to the relevant Governmental Authority in accordance with applicable law.

(c) The Company shall indemnify the Administrative Agent, the relevant Lender or the relevant Issuing Bank, as the case may be, within 10 days after written demand therefor is made (which demand shall set forth in reasonable detail the basis for the determination that the Company is liable), for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Company hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Company to a Governmental Authority, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender, including any Issuing Bank, that is entitled to an exemption from or reduction of withholding Tax with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, including for this purpose any Issuing Bank, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.18(f), (g), (h) and (i) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(f) Without limiting the foregoing, at the times indicated herein, each Foreign Lender, including for this purpose any Issuing Bank, shall, to the extent it is legally entitled to do so, provide the Company and the Administrative Agent with duly and accurately executed originals of Internal Revenue Service form W-8BEN, W-8IMY (accompanied by a form W-8ECI, W-8BEN, W-9 and other certification documents from each beneficial owner, as applicable) or W-8ECI (in each case accompanied by any statements which may be required under applicable Treasury regulations), as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to receive payments under this Agreement (i) without deduction or withholding of any United States federal income Taxes or (ii) subject to a reduced rate of United States federal withholding Tax. Such forms shall be provided (x) on or prior to the date of the Lender’s execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof, and on or prior to the date on which it becomes a Lender in the case of each other Lender, and (y) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by the Lender.

(g) Any Lender, including for this purpose any Issuing Bank, that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent), duly and accurately executed originals of Internal Revenue Service form W-9 certifying, to the extent such Lender is legally entitled to do so, that such Lender is not subject to U.S. federal backup withholding Tax. For the avoidance of doubt, such Tax is an “Excluded Taxes”.

(h) If a payment made to a Lender, including for this purpose any Issuing Bank, under this Agreement or any note issued pursuant to this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this Section 2.18(h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement, whether or not included in the definition of FATCA.

(i) Each Lender, including for this purpose any Issuing Bank, agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(j) If the Administrative Agent, a Lender or an Issuing Bank determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section, it shall pay over such refund to the Company (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Company, upon the request of the Administrative Agent, such Lender or such Issuing Bank, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Bank in the event the Administrative Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Company or any other Person.

(k) Each Lender, including any Issuing Bank, shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Company has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Company to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with this Agreement, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (k).

(l) Each party’s obligations under this Section 2.18 shall survive any assignment of rights by, or the replacement of, a Lender, including any Issuing Bank, the resignation or replacement of the Administrative Agent, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under this Agreement

Section 2.19. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Company shall make each payment required to be made by it hereunder other than any payments with respect to Negotiated Rate Loans (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.16, 2.17, 2.18, or 2.21, or otherwise) prior to 12:00 noon, Local Time on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent or J.P. Morgan Europe Limited, as applicable, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments to be made to the Administrative Agent shall be made to it at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Banks or the Swingline Lenders as expressly provided herein; all such payments to be made to J.P. Morgan Europe Limited shall be made to it at its offices at 9 Thomas More Street, London, United Kingdom; and payments pursuant to Sections 2.16, 2.17, 2.18, 2.21, and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent or J.P. Morgan Europe Limited, as applicable, shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. All payments (including prepayments) to be made by the Company on account of principal, interest and fees relating to Negotiated Rate Loans shall be made to the Lender with respect thereto on such terms, at such address and at such time as shall be mutually agreed upon between the Company and the applicable Lender in Dollars or the Alternative Currency agreed on the date due. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan (or of any amounts payable under Section 2.17 or, at the request of the applicable Lender, Section 2.16, 2.18 or 2.21 in respect of any Loan) shall be made in the currency in which such Loan is denominated; all payments hereunder in respect of the reimbursement of any LC Disbursement or of interest thereon shall be made in the currency in which such LC Disbursement is denominated; all other payments hereunder shall be made in Dollars, except as otherwise expressly provided. Any payment required to be made by the Administrative Agent or J.P. Morgan Europe Limited hereunder shall be deemed to have been made by the time required if the Administrative Agent or J.P. Morgan Europe Limited, as applicable, shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent or J.P. Morgan Europe Limited, as applicable, to make such payment. Any amount payable by the Administrative Agent or J.P. Morgan Europe Limited, as applicable, to one or more Lenders in the national currency of a member state of the European Union that has adopted the Euro as its lawful currency shall be paid in Euro.

(b) If at any time insufficient funds are received by and available to the Administrative Agent or J.P. Morgan Europe Limited to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder (other than with respect to Negotiated Rate Loans), such funds shall be applied (i) first, towards payment of interest and fees then due hereunder (other than with respect to Negotiated Rate Loans), ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder (other than with respect to Negotiated Rate Loans), ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Company or any Subsidiary or

Affiliate thereof (as to which the provisions of this paragraph shall apply). The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation.

(d) Unless the Administrative Agent or J.P. Morgan Europe Limited, as applicable, shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent or J.P. Morgan Europe Limited, as applicable, for the account of the Lenders or any Issuing Bank hereunder that the Company will not make such payment, the Administrative Agent or J.P. Morgan Europe Limited, as applicable, may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Company has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent or J.P. Morgan Europe Limited, as applicable, forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent or J.P. Morgan Europe Limited, as applicable, at (i) the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent or J.P. Morgan Europe Limited, as applicable, in accordance with banking industry rules on interbank compensation (in the case of an amount denominated in Dollars) and (ii) the rate reasonably determined by the Administrative Agent or J.P. Morgan Europe Limited, as applicable, to be the cost to it of funding such amount (in the case of an amount denominated in any other currency).

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(b) or paragraph (d) of this Section, then the Administrative Agent or J.P. Morgan Europe Limited, as applicable, may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent or J.P. Morgan Europe Limited, as applicable, for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.20. Mitigation Obligations; Replacement of Lenders. (a) If any Lender or Issuing Bank requests compensation under Section 2.16 or 2.21, or if the Company is required to pay any additional amount to any Lender, any Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.18, then such Lender or Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16, 2.18 or 2.21, as the case may be, in the future and (ii) would not subject such Lender or such Issuing Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such Issuing Bank. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender or Issuing Bank in connection with any such designation or assignment.

(b) If any Lender or any Issuing Bank requests compensation under Section 2.16 or 2.21, or if the Company is required to pay any additional amount to any Lender, any Issuing Bank or any Governmental Authority for the account of any Lender or any Issuing Bank pursuant to Section 2.18, or if any Lender is a Defaulting Lender, or if any Issuing Bank defaults in its obligations to issue Letters of Credit hereunder, then the Company may, at its sole expense and effort, upon notice to such Lender (or Issuing Bank, as applicable) and the Administrative Agent, either (i) so long as no Default has occurred and is continuing, terminate the Revolving Commitment of such Lender and prepay all outstanding Loans (other than Competitive Loans and Negotiated Rate Loans) of such Lender or (ii) require such Lender or Issuing Bank, as the case may be, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement (other than any outstanding Competitive Loans and Negotiated Rate Loans held by it and other than, in the case of any Issuing Bank, its interests, rights and obligations under this Agreement with respect to the then outstanding Letters of Credit that have been issued by it) to an assignee that shall assume such obligations (which assignee may be another Lender or Issuing Bank, as the case may be, if a Lender or Issuing Bank accepts such assignment); provided that (A) in the case of an assignment to a Person not then a Lender or Issuing Bank, the Company shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, each Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, and (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans and Negotiated Rate Loans) and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts). The Company shall not be entitled to terminate a Lender’s Revolving Commitment and prepay its Loans as provided in clause (i) above, and a Lender shall not be required to make any such assignment and delegation as provided in clause (ii) above, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to effect such termination and prepayment or to require such assignment and delegation, as the case may be, cease to apply.

Section 2.21. Additional Reserve Costs. (a) If and so long as any Lender is required to make special deposits with the Bank of England, or to maintain reserve asset ratios or to pay fees (other than deposits or reserves reflected in the determination of the Adjusted LIBO Rate), in each case in respect of such Lender’s Eurocurrency Loans in any Alternative Currency, such Lender may require the Company to pay, contemporaneously with each payment of interest on each of such Loans, additional interest on such Loans at a rate per annum equal to the MLA Cost calculated in accordance with the formula and in the manner set forth in Exhibit C.

(b) If and so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (other than any such requirements reflected in the determination of the Adjusted LIBO Rate) (including any such requirement imposed by the European Central Bank or the European System of Central Banks, but excluding requirements reflected in the Statutory Reserves or the MLA Cost) in respect of any of such Lender’s Eurocurrency Loans in any Alternative Currency, such Lender may require the Company to pay, contemporaneously with each payment of interest on each of such Lender’s Eurocurrency Loans subject to such requirements, additional interest on such Loans at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loan.

(c) Any additional interest owed pursuant to paragraph (a) or (b) above shall be determined by the relevant Lender, which determination shall be conclusive absent manifest error, and notified to the Company (with a copy to the Administrative Agent and, if applicable, J.P. Morgan Europe Limited) at least five Business Days before each date on which interest is payable for the relevant Loan, and such additional interest so notified to the Company by such Lender shall be payable to the Administrative Agent or J.P. Morgan Europe Limited, as applicable, for the account of such Lender on each date on which interest is payable for such Loan.

Section 2.22. Redenomination of Certain Designated Foreign Currencies. (a) Each obligation of any party to this Agreement to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London Interbank Market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent (in consultation with the Company) may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

Section 2.23. Assigned Dollar Value. (a) With respect to each Alternative Currency Borrowing, Alternative Currency Letter of Credit or Alternative Currency LC Disbursement, its “Assigned Dollar Value” shall mean the following:

(i) in the case of an Alternative Currency Borrowing, the Dollar amount specified in the Borrowing Request therefor (or (A) in the case of a Competitive Borrowing, the Dollar amount thereof accepted pursuant to Section 2.04 or (B) in the case of a Negotiated Rate Borrowing, (x) denominated in Dollars, the Dollar amount of such Borrowing and (y) denominated in any Alternative Currency, the Dollar Equivalent thereof as determined by the Administrative Agent or J.P. Morgan Europe Limited, as applicable, based upon the applicable Spot Exchange Rate as of the date that is two Business Days before such Borrowing, which determination shall be conclusive absent manifest error) unless and until adjusted pursuant to the following clause (ii);

(ii) as of each Revaluation Date with respect to such Alternative Currency Borrowing, the “Assigned Dollar Value” of such Borrowing shall be adjusted to be the Dollar Equivalent thereof (as determined by the Administrative Agent or J.P. Morgan Europe Limited, as applicable, based upon the applicable Spot Exchange Rate as of the date that is three Business Days before such Revaluation Date (which determination shall be conclusive absent manifest error))(subject to further adjustment in accordance with this clause (ii) thereafter);

(iii) in the case of an Alternative Currency Letter of Credit, the Dollar Equivalent thereof as determined by the Administrative Agent based upon the applicable Spot Exchange Rate at or about the date of issuance of such Alternative Currency Letter of Credit (which determination shall be conclusive absent manifest error) unless and until adjusted pursuant to the following clause (iv);

(iv) as of each Revaluation Date with respect to an outstanding Alternative Currency Letter of Credit, the “Assigned Dollar Value” of such Letter of Credit shall be adjusted to be the Dollar Equivalent thereof as determined by the Administrative Agent based upon the applicable Spot Exchange Rate as of the date that is three Business Days before such Revaluation Date (which determination shall be conclusive absent manifest error) subject to further adjustment in accordance with this clause (iv) thereafter;

(v) in the case of an Alternative Currency LC Disbursement, the Dollar Equivalent thereof as determined by the Administrative Agent based upon the applicable Spot Exchange Rate most recently used to determine the “Assigned Dollar Value” of the Letter of Credit under which such LC Disbursement was made (which determination shall be conclusive absent manifest error) unless and until adjusted pursuant to the following clause (vi); and

(vi) as of each Revaluation Date with respect to an outstanding Alternative Currency LC Disbursement, the “Assigned Dollar Value” of such LC Disbursement shall be adjusted to be the Dollar Equivalent thereof as determined by the Administrative Agent based upon the applicable Spot Exchange Rate as of the date that is three Business Days before such Revaluation Date (which determination shall be conclusive absent manifest error) subject to further adjustment in accordance with this clause (vi) thereafter.

(b) The Assigned Dollar Value of an Alternative Currency Loan shall equal the Assigned Dollar Value of the Alternative Currency Borrowing of which such Loan is a part multiplied by the percentage of such Borrowing represented by such Loan.

The Administrative Agent or J.P. Morgan Europe Limited, as applicable, shall notify the Company of any change in the Assigned Dollar Value of any Alternative Currency Borrowing, Alternative Currency Letter of Credit or Alternative Currency LC Disbursement promptly following determination of such change.

Section 2.24. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply except as provided in Section 2.24(e) if such Lender ceases to be a Defaulting Lender:

(a) facility fees shall cease to accrue on the unused portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.13(a), and participation fees shall cease to accrue on the LC Exposure of such Defaulting Lender to the extent it is cash collateralized pursuant to Section 2.24(c);

(b) the Revolving Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder;

(c) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender, then:

(i) all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the Lenders that are not Defaulting Lenders ratably in accordance with their respective Applicable Revolving Commitment Percentages, but only to the extent (A) the sum of all Non-Defaulting Lenders’ Revolving Credit Exposure plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all Non-Defaulting Lenders’ Revolving Commitments, (B) the sum of any Non-Defaulting Lender’s Revolving Credit Exposures plus such Non-Defaulting Lender’s Applicable Revolving Commitment Percentage of the Defaulting Lender’s LC Exposure and Defaulting Lender’s Swingline Exposure does not exceed such Non-Defaulting Lender’s Revolving Commitment and (C) the conditions set forth in Section 4.02 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one Business Day following notice by the Administrative Agent, without prejudice to any rights or remedies of the Company against such Defaulting Lender, (A) first, prepay such Swingline Exposure and (B) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.07(j) for so long as such LC Exposure is outstanding;

(iii) if the Company cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.13(b) with respect to such Defaulting Lender’s cash collateralized LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the Non-Defaulting Lenders is reallocated pursuant to this paragraph (c), then the fees payable to the Lenders pursuant to Section 2.13(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Applicable Revolving Commitment Percentages; and

(v) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this paragraph (c), then, without prejudice to any rights or remedies of the applicable Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.13(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank for its own account until such Defaulting Lender’s LC Exposure is reallocated, terminated or cash collateralized or until such Defaulting Lender ceases to be a Defaulting Lender;

(d) a Swingline Lender shall not be required to fund any Swingline Loan and an Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with paragraph (c) of this Section, and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among Non-Defaulting Lenders in a manner consistent with paragraph (i)(c)(i) of this Section (and Defaulting Lenders shall not participate therein);

(e) in the event and on the date that each of the Administrative Agent, the Company, each Issuing Bank and Swingline Lender shall agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans (other than Swingline Loans) and unreimbursed LC Disbursements of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Revolving Commitment Percentage; provided that no adjustments will be made retroactively with respect to facility fees, letter of credit fees and participation fees accrued or payments made by or on behalf of the Company while such Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the Company and any other affected parties, no termination of a Lender’s status as a Defaulting Lender will constitute a waiver or release of any claim of the Company or other affected party hereunder arising from such Lender’s having been a Defaulting Lender;

(f) as long as no Default or Event of Default has occurred and is continuing, the Company may (i) prepay, without penalty or premium, the Loans made by a Defaulting Lender and/or (ii) terminate the unused amount of the Revolving Commitment of a Defaulting Lender, in each case, (x) without pro rata prepayment of Loans of other Lenders or pro rata termination of Revolving Commitments of other Lenders and (y) upon not less than two Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), it being understood that such prepayment and/or termination will not be deemed to be a waiver or release of any claim any of the Company or the Administrative Agent may have against such Defaulting Lender; and

(g) nothing in this Section shall affect any rights or remedies the Company may have against any Defaulting Lender.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Lenders that:

Section 3.01. Organization; Powers. Each of the Company and its Subsidiaries (a) is duly organized and validly existing, except when failure to be so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) is in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to carry on its business as now conducted, except where the failure to be so, or to have such, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (c) is qualified to do business in and is in good standing in every jurisdiction where such qualification is required, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.02. Authorization; Enforceability. The Transactions are within the Company’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation binding upon the Company or any of its Material Subsidiaries or the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries or any order of any Governmental Authority binding upon the Company or any of its Subsidiaries, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Company or any of its Material Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Company or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any material asset of the Company or any of its Subsidiaries.

Section 3.04. Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2010, reported on by PricewaterhouseCoopers LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2011, as filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since December 31, 2010, except as disclosed in the Company’s reports filed with the Securities and Exchange Commission prior to the date hereof, there has been no material adverse change in the business, assets, operations or financial condition of the Company and its Subsidiaries, taken as a whole.

Section 3.05. Properties. (a) Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for such defects in title that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and its Subsidiaries does not, to the knowledge of the Company, infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that specifically involve this Agreement or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Company or any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has incurred any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any facts or circumstances that could reasonably be expected to result in any Environmental Liability.

Section 3.07. Compliance with Laws and Agreements. Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.08. Investment Company Status. None of the Company or any of Subsidiaries is an “investment company” registered or required to be registered under the Investment Company Act of 1940.

Section 3.09. Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is likely to occur, could reasonably be expected to result in a Material Adverse Effect.

Section 3.11. Disclosure. The Information Memorandum (including the exhibits thereto), furnished by or on behalf of the Company to the Administrative Agent and Lenders in connection with the negotiation of this Agreement (as modified or supplemented by other information so furnished) did not as of the date thereof contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE 4

CONDITIONS

Section 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Chadbourne & Parke LLP, counsel for the Company, substantially in the form of Exhibit B, and covering such other matters relating to the Company, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Company hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Company, the authorization of the Transactions and any other legal matters relating to the Company, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e) The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

(f) The commitments under the Existing Credit Agreement shall have been terminated and all principal, interest, fees and other amounts accrued or outstanding thereunder shall have been paid in full.

(g) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) no later than December 31, 2011 (and, in the event such conditions are not so satisfied or waived, the Revolving Commitments shall terminate at such time).

Section 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Company set forth in this Agreement (other than, for any Borrowing made or any Letter of Credit issued, amended, renewed or extended after the Effective Date, the representations and warranties set forth in Section 3.04(b) and 3.06) shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Company on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE 5

AFFIRMATIVE COVENANTS

Until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

Section 5.01. Financial Statements and Other Information. The Company will furnish to the Administrative Agent (with sufficient copies for each Lender):

(a) within 120 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.06 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

The Company may at its option satisfy its obligations under paragraphs (a) and (b) of this Section by delivering copies of its Form 10-K and Form 10-Q filings (or any successor forms), respectively, as filed with the Securities and Exchange Commission for the relevant period; provided that such filings contain the required information and are certified by a Financial Officer of the Company.

Section 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default; and

(b) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $50,000,000.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03. Existence; Conduct of Business. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.04 or any transfer, disposition or abandonment of rights, licenses, permits, privileges or franchises that could not reasonably be expected to have a Material Adverse Effect.

Section 5.04. Payment of Obligations. The Company will pay, and will cause each of its Subsidiaries to pay, their respective obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

Section 5.05. Maintenance of Properties; Insurance. The Company will, and will cause each of its Subsidiaries to (a) keep and maintain all property in good working order and condition, ordinary wear and tear excepted, except for any such failure as would not have a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are considered appropriate by management of the Company.

Section 5.06. Books and Records; Inspection Rights. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account that will enable the Company to comply with its obligations under Section 5.01(a) and 5.01(b) of this Agreement. The Company will permit any representatives designated by the Administrative Agent or any Lender, at the expense of the Administrative Agent or such Lender, upon reasonable prior notice, to visit and inspect its properties, and to discuss its affairs, finances and condition with its officers, all at such reasonable times (during normal business hours) and as often as reasonably requested.

Section 5.07. Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only for general corporate purposes, including support of commercial paper issued by the Company and reimbursement of LC Disbursements, and to refinance amounts that may be outstanding under the Existing Credit Agreement. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of Regulation U or X of the Board. Letters of Credit will be used only to support obligations of the Company and its Subsidiaries in the ordinary course of business.

ARTICLE 6

NEGATIVE COVENANTS

Until the Revolving Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

Section 6.01. Restrictions on Borrowing by Restricted Subsidiaries. The Company will not permit any Restricted Subsidiary to issue, assume, guarantee or incur any Funded Debt except:

(a) Funded Debt owed to the Company or to a Restricted Subsidiary;

(b) Funded Debt which is Secured Debt permitted by Section 6.02 without equally and ratably securing the Obligations;

(c) unsecured Funded Debt issued, assumed, guaranteed or incurred which represents an extension, renewal or refunding of Secured Debt permitted by the first paragraph of Section 6.02 to the extent of the principal amount of the Secured Debt so extended, renewed or refunded;

(d) unsecured Funded Debt in an amount which, if it were Secured Debt, would be permitted by the second paragraph of Section 6.02 without equally and ratably securing the Obligations;

(e) unsecured Funded Debt assumed by a Restricted Subsidiary in connection with its merger with, or acquisition of all or a substantial part of the assets and business of, any Person and which constitutes existing indebtedness or an existing guarantee of such Person;

(f) unsecured Funded Debt of a Person existing at the time it becomes a Restricted Subsidiary;

(g) Funded Debt created in connection with any industrial revenue bond, pollution control bond or similar financing arrangement between the Company or any Restricted Subsidiary and the United States, any State thereof or any municipal government or other governmental body or agency; and

(h) any extension, renewal or refunding (or successive extensions, renewals or refundings), in whole or in part, of any Funded Debt referred to in the foregoing clauses (a) through (g).

Section 6.02. Restrictions on Secured Debt. The Company will not, and will not permit any Restricted Subsidiary to, issue, assume, guarantee or incur any Secured Debt, without effectively providing that the Obligations (together with, if the Company shall so determine, any other indebtedness of the Company or such Restricted Subsidiary then existing or thereafter created ranking equally with the Obligations, including guarantees of indebtedness of others) shall be secured equally and ratably with (or prior to) such Secured Debt, so long as such Secured Debt shall be so secured, except that this Section shall not apply to Secured Debt secured by:

(a) mortgages on property of any Person existing at the time such Person becomes a Restricted Subsidiary;

(b) mortgages on property of any Person which is merged with, or all or a substantial part of whose properties are acquired by, the Company or any Restricted Subsidiary; provided that any such mortgage shall have existed prior to such merger or acquisition and shall not have applied to any property owned by the Company or any Restricted Subsidiary immediately prior to such merger or acquisition;

(c) mortgages upon or with respect to any property acquired, constructed or improved by the Company or any Restricted Subsidiary after the date hereof which are created, incurred or assumed contemporaneously with, or within 90 days after, such acquisition, completion of construction or completion of improvement to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction or improvement, or mortgages upon or with respect to any property existing at the time of acquisition thereof; provided that any such mortgage shall not apply to any property theretofore owned by the Company or any Restricted Subsidiary other than any theretofore unimproved real property on which the property so constructed, or the improvement, is located;

(d) mortgages which secure indebtedness owing to the Company or to a Restricted Subsidiary;

(e) the mortgage of any property of the Company or any Restricted Subsidiary in favor of the United States, or any State thereof, or any department, agency or instrumentality of either, to secure partial, progress, advance or other payments to the Company or any Restricted Subsidiary pursuant to the provisions of any contract or statute;

(f) the mortgage of any property of the Company or any Restricted Subsidiary created, incurred or assumed in connection with any industrial revenue bond, pollution control bond or similar financing arrangement between the Company or any Restricted Subsidiary and the United States, any state thereof or any municipal government or other governmental body or agency; or

(g) any extension, renewal or refunding (or successive extensions, renewals or refundings), in whole or in part, of any mortgage referred to in the foregoing clauses (a) through (f), or of any indebtedness secured thereby; provided that such extension, renewal or refunding mortgage shall be limited to all or any part of the same property that secured the mortgage extended, renewed or refunded (plus improvements on such property).

Notwithstanding the foregoing provisions of this Section, the Company and any one or more Restricted Subsidiaries may issue, assume, guarantee or incur Secured Debt, without equally and ratably securing the Obligations, if after giving effect thereto, the sum of (i) the aggregate amount of all Secured Debt of the Company and its Restricted Subsidiaries (except Secured Debt pursuant to clauses (a) through (g) of the first paragraph of this Section), (ii) the aggregate Value of sale and lease back transactions to which Section 6.03 applies and (iii) the aggregate amount of all unsecured outstanding Funded Debt of all Restricted Subsidiaries permitted under Section 6.01(d) (or any extension, renewal or refunding thereof), does not exceed 10% of Consolidated Net Tangible Assets.

If the Company shall hereafter be required to secure the Obligations equally and ratably with (or prior to) any other indebtedness pursuant to this Section 6.02, (i) the Company will promptly deliver to the Administrative Agent a certificate of a Financial Officer of the Company stating that such covenant has been complied with, and an opinion of counsel to the Company stating that in the opinion of such counsel such covenant has been complied with, that any instruments executed by the Company or any Restricted Subsidiary in the performance of such covenant comply with the requirements of such covenant and that all steps necessary to perfect such security have been taken, and (ii) the Administrative Agent is hereby authorized to enter into such instruments and to take such action, if any, as it may deem advisable to enable it to enforce the rights of the Lenders of such Obligations so secured.

Section 6.03. Restrictions on Sale and Lease Back Transactions. The Company will not, and will not permit any Restricted Subsidiary to, sell or transfer (other than to the Company or to a Restricted Subsidiary) any property owned by the Company or any Restricted Subsidiary on the date hereof, which (as determined by a Board Resolution) constitutes a major facility of the Company and its Restricted Subsidiaries, taken as a whole, with the intention of the Company or any Restricted Subsidiary taking back a lease of such property, except a lease for a temporary period (not exceeding five years) by the end of which it is intended that the use of such property by the lessee will be discontinued. Notwithstanding the foregoing, the Company or any Restricted Subsidiary may so sell any such property and lease it back if (a) the Company promptly gives notice of such sale to the Administrative Agent; (b) the net proceeds of such sale are at least equal to the fair value (as determined by Board Resolution) of such property; and (c) the Company shall, and in any such case the Company covenants that it will, within 120 days after such sale, apply, or cause such Restricted Subsidiary to apply, not less than an amount equal to the net proceeds of such sale to the retirement of outstanding Funded Debt of the Company and/or any Restricted Subsidiary (other than any thereof which is owed to the Company or any Restricted Subsidiary and other than any thereof which is subordinate in right of payment to the Obligations); provided that the amount to be applied to the retirement of Funded Debt of the Company or such Restricted Subsidiary shall be reduced by:

(i) the amount of Secured Debt which the Company or such Restricted Subsidiary could at that time issue, assume, guarantee or incur pursuant to the second paragraph of Section 6.02 without equally and ratably securing the Obligations; and

(ii) the principal amount of any debentures, notes or other instruments evidencing Funded Debt of the Company (which may include Obligations) or of a Restricted Subsidiary delivered within 120 days after such sale to the applicable trustee for retirement and cancellation, other than any debentures, notes or other instruments retired by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

Section 6.04. Fundamental Changes. (a) The Company shall not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless:

(i) the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer the properties and assets of the Company substantially as an entirety shall be a corporation organized and existing under the laws of the United States or any State or the District of Columbia and expressly assume, in form reasonably satisfactory to the Administrative Agent, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all the Loans and the performance of every covenant of this Agreement on the part of the Company to be performed or observed;

(ii) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

(iii) the Company shall have delivered to the Administrative Agent a certificate of a duly authorized officer of the Company and an opinion of legal counsel to the Company (which shall be reasonably acceptable to the Administrative Agent), each stating that such consolidation, merger, conveyance or transfer comply with paragraph (a) of this Section and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b) Upon any consolidation or merger, or any conveyance or transfer of the properties and assets of the Company substantially as an entirety in accordance with paragraph (a) of this Section, the successor corporation formed by such consolidation or into which the Company is merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if such successor corporation had been named as the Company herein, and thereafter the predecessor corporation shall be relieved of all obligations and covenants under this Agreement and any promissory notes issued hereunder and may be liquidated and dissolved.

Section 6.05. Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not materially less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties and (b) transactions between or among the Company and its Subsidiaries.

Section 6.06. Interest Coverage Ratio. The Company will not permit the Interest Coverage Ratio to be less than 3.00 to 1.00.

Section 6.07. Leverage Ratio. The Company will not permit the Leverage Ratio at the end of any fiscal quarter to exceed 0.55 to 1.00.

ARTICLE 7

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Company shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) (i) the Company shall fail to pay any interest on any Loan or on any LC Disbursement when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days or (ii) the Company shall fail to pay any fee or any other amount (other than an amount referred to in clause (a) or (i)(i) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

(c) any representation or warranty made or deemed made by or on behalf of the Company or any of its Subsidiaries in this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to its existence) or 5.08 or in Article 6;

(e) the Company shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (c) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

(f) the Company or any of its Subsidiaries shall fail to make any payment (of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any period of grace or notice requirement thereunder);

(g) any Material Indebtedness becomes due prior to its scheduled maturity or the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf cause any Material Indebtedness to become due, or require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any of its Material Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any of its Material Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Company or any of its Material Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any of its Material Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Company or any of its Material Subsidiaries shall admit in writing its inability to pay its debts as they become due;

(k) one or more final judgments for the payment of money in an aggregate amount in excess of $100,000,000 shall be rendered against the Company, any of its Material Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any of its Material Subsidiaries to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(m) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Company described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, at the request of the Required Lenders the Administrative Agent shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; and in case of any event with respect to the Company described in clause (h) or (i) of this Article, the Revolving Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

ARTICLE 8

THE ADMINISTRATIVE AGENT

Each of the Lenders and Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any of its Subsidiaries or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after such retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in the United States, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Notwithstanding anything herein to the contrary, none of the Persons named on the cover page of this Agreement as a Joint Lead Arranger and Joint Bookrunner, as a Syndication Agent or as a Documentation Agent shall have any duties or obligations under this Agreement except in its capacity, as applicable, as a Lender or an Issuing Bank, but all such Joint Lead Arrangers and Joint Bookrunners, Syndication Agents and Documentation Agents shall have the benefit of the indemnities provided for hereunder. Without limiting the foregoing, none of such Persons shall have or be deemed to have a fiduciary relationship with any Lender as a result of this Agreement or the transactions provided for herein. Each Lender hereby makes the same acknowledgements with respect to the relevant Persons in their respective capacities as Joint Lead Arranger and Joint Bookrunner or as Syndication Agent or as Documentation Agent, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to the Company, to it at 510 Lake Cook Road, Deerfield, IL, 60015, Attention of the Treasurer (Fax No. (847) 444-7084);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Lisa McCants (Fax No. (713) 750-2956), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, York 10017, Attention of Tony Yung (Fax No. (212) 270-6637);

(iii) if to J.P. Morgan Europe Limited, then to the Attn: of the Manager, Loan & Agency Services, 125 London Wall, London, EC2Y-5AJ, United Kingdom, (Fax No. 011-44-207-777-2360);

(iv) if to a Swingline Lender, (A) in the case of JPMorgan Chase Bank, N.A., to it at Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Lisa McCants (Fax No. (713) 750-2956) and (B) in the case of Bank of America, N.A., Building B 2001 Clayton Road, CA4-702-02-25, Concord CA, 94520, Attention of Jessica Romprey (Fax 888.969.9232), Jessica.Romprey@baml.com;

(v) if to an Issuing Bank, (A) in the case of JPMorgan Chase Bank, N.A., to it at 10420 Highland Manor Drive, Floor 4, Tampa, FL 33610-9128, Attention of Letter of Credit Department (Fax No. (813) 432-5162) and (B) in the case of Bank of America, N.A., 1000 W. Temple St., LA CA 90012 CA9-703-07-05 (Fax 213-457-8841); and

(vi) if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Section 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Company therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender or Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or by the Company and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Revolving Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or change the Currency in which any of the foregoing is payable, without the written consent of each Lender affected thereby, (iii)

postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.19(b) or 2.19(c) or the last sentence of Section 2.10(c) in a manner that would alter the pro rata sharing of payments or the pro rata reduction of Revolving Commitments, respectively, required thereby, without the written consent of each Lender adversely affected thereby, or (v) change any of the provisions of this Section, Section 2.24(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of any of the Administrative Agent, the Issuing Banks or the Swingline Lenders hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or such Swingline Lender, as the case may be. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Company, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Banks and the Swingline Lenders) if (i) by the terms of such agreement the Revolving Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement. Anything contained in the foregoing to the contrary notwithstanding, the Company and the applicable Lender with respect to a Negotiated Rate Loan may, from time, to time, enter into amendments, supplements or modifications for the purpose of adding any provisions to such Negotiated Rate Loans or changing in any manner the rights of such Lender and the Company thereunder and such Lender may waive any of the requirements of such Negotiated Rate Loan; provided that the Company and such Lender shall notify the Administrative Agent in writing of any extensions of the maturity of such Negotiated Rate Loan or reduction of the principal amount thereof; provided further that the Company and such Lender shall not extend the maturity of such Negotiated Rate Loan beyond the Maturity Date.

Section 9.03. Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including J.P. Morgan Europe Limited), including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facility provided for herein and the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender (other than any Defaulting Lender), including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that the Company shall have no obligation to pay fees, charges or disbursements for more than (A) one firm of counsel acting for the Administrative Agent in each applicable jurisdiction and (B) one firm of counsel acting for the Lenders and Issuing Banks in each applicable jurisdiction.

(b) The Company shall indemnify the Administrative Agent, each Issuing Bank and each Lender (other than any Defaulting Lender), and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable out-of-pocket expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any Subsidiary, or any Environmental Liability related in any way to the Company or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether based on contract, tort or any other theory, whether brought by any of the Company, its affiliates, or any other person, or whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or from the violation of this Agreement by such Indemnitee.

Notwithstanding the foregoing, the Company shall have no obligation to pay fees, charges or disbursements for more than (A) one firm of counsel acting for the Administrative Agent and all of its Related Parties in each applicable jurisdiction and (B) one firm of counsel acting for the Lenders, the Issuing Banks and all of their Related Parties in each applicable jurisdiction; provided that an Indemnitee shall have the right to employ additional counsel (including local counsel), and the Company shall bear the reasonable fees, charges and disbursements of such additional counsel, if (x) the employment of counsel by such Indemnitee has been authorized in writing by the Company, (y) such Indemnitee has reasonably concluded (based upon advice of counsel to such Indemnitee) that there may be legal defenses available to it that are different from or in addition to those available to any other Indemnitee or (z) such Indemnitee has reasonably concluded (based upon advice of counsel to such Indemnitee) that a conflict or potential conflict exists between such Indemnitee and any other Indemnitee.

(c) To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Banks or the Swingline Lenders under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Banks or the Swingline Lenders, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, any Issuing Bank or either Swingline Lender in its capacity as such. For purposes of this paragraph, a Lender’s “pro rata share” of any amount shall be determined based on the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment or, if the Revolving Commitments have terminated or expired, such percentage shall be determined based upon the Total Credit Exposure.

(d) To the extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any promissory note issued pursuant to this Agreement, the Transactions, any Loan or any Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

Section 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it); provided that (i) in the case of an assignment of all or a portion of a Revolving Commitment, each Issuing Bank and Swingline Lender must give prior written consent (which shall not be unreasonably withheld) and, except in the case of an assignment to a Lender or an Affiliate of a Lender, the Company and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld); provided that (x) no consent of the Company shall be required if an Event of Default has occurred and is continuing and (y) the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after it acknowledges having received written notice thereof, (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment, the amount of the Revolving Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Company and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (iii) shall not apply to rights in respect of outstanding Competitive Loans or Negotiated Rate Loans, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 to the Administrative Agent, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms; and provided further that any consent of the Company otherwise required under this paragraph shall not be required if an Event of Default under clause (h) or (i) of Article 7 has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each

Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18, 2.21 and 9.03 solely in respect of any period ended on or before the date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c) The Administrative Agent, acting as an agent of the Company, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, including for this purpose any Issuing Bank, and the Revolving Commitment of, and principal amount of the Loans and LC Disbursements and stated interest owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Company, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of the Company, the Administrative Agent, the Issuing Banks or the Swingline Lenders, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 2.21 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or, if different, under Sections 871(h) or 881(c) of the Internal Revenue Code. The entries in the Participant Register shall be conclusive absent clearly demonstrable error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.16, 2.18 or 2.21 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent or at a time when the circumstances giving rise to such greater payment did not exist. A Participant shall not be entitled to the benefits of Section 2.18 unless the Participant complies with the obligations of Sections 2.18(e), (f), (g), (h)and (i) as if it were a Lender (it being understood that the documentation required shall be delivered to the participating Lender and, if required by law for reduced withholding, copies shall be delivered to the Company and the Administrative Agent).

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company, the option to provide to the Company all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Company pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of an Loan by an SPV hereunder shall utilize the Revolving Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section, any SPV may (i) with notice to, but without the prior written consent of, the Company and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Company and the Administrative Agent) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis pursuant to a written confidentiality agreement in form and substance reasonably satisfactory to the Company any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This paragraph (h) may not be amended without the written consent of any SPV whose rights and obligations are affected thereby.

Section 9.05. Survival. All covenants, agreements, representations and warranties made by the Company herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Commitments have not expired or terminated. The provisions of Sections 2.16, 2.17, 2.18, 2.21, 2.24(g) and 9.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Commitments or the termination of this Agreement or any provision hereof.

Section 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, any promissory notes issued pursuant to this Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of the Company against any of and all the obligations of the Company now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the parties to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each of the parties to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO

ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors and third party providers of loan administration and settlement services (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) to the extent necessary to prosecute or defend any claim, in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, without the prior written consent of the Company, no projections, forecasts or projected financial information furnished by or on behalf of the Company to the Administrative Agent or any of the Lenders shall be disclosed to any Participant or prospective Participant pursuant to clause (f) hereof.

Section 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.14. Judgment. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Company in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Company contained in this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 9.15. Termination of Existing Credit Facilities. The Company and each Lender which as of the date of this Agreement is a party to the Existing Credit Agreement, hereby agrees that, effective as of the time each of the conditions set forth in Section 4.01 of this Agreement is satisfied, the Existing Credit Agreement shall automatically (and without further notice or other action by or to the Company, such Lender, such Affiliate or any other Person) be terminated; the Commitments (as defined in the Existing Credit Agreement) under the Existing Credit Agreement shall terminate in whole; and neither the Company, such Lender nor any Affiliate shall have any further rights or obligations under the Existing Credit Agreement, except for (i) such Lender’s or such Affiliate’s right to receive payment in full of all amounts which as of the termination date are owed to it in respect of outstanding principal, accrued interest, accrued fees or other amounts payable, which right shall continue until full payment is made and (ii) rights or obligations under provisions of the Existing Credit Agreements which by the express terms thereof survive termination of the Existing Credit Agreement, which rights and obligations shall continue in accordance with the terms thereof.

Section 9.16. USA PATRIOT Act. Each Lender hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with the PATRIOT Act.

Section 9.17. Non-Public Information. (a) Each Lender acknowledges that all information furnished to it pursuant to this Agreement from the Company or on its behalf and relating to the Company, its Subsidiaries or its or their respective businesses may include material non-public information concerning the Company and its Subsidiaries or its or their securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with such procedures and applicable law, including Federal and state securities laws.

(b) All such information, including requests for waivers and amendments, furnished by the Company or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Company and its Subsidiaries and its and their securities. Accordingly, each Lender represents to the Company and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

Section 9.18. No Fiduciary Duty. The Company agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Company and its Affiliates, on the one hand, and the Administrative Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[Signature pages follow]

BEAM INC.

By:	/s/ Flavio Costa
	Name:	Flavio Costa
	Title:	Vice President & Treasurer

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Bank, Swingline Lender and Lender

By:	/s/ Tony Yung
	Name:	Tony Yung
	Title:	Executive Director

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Issuing Bank, Swingline Lender and Lender

By:	/s/ David L. Catherall
	Name:	David L. Catherall
	Title:	Director

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC, as Lender

By:	/s/ Ritam Bhalla
	Name:	Ritam Bhalla
	Title:	Vice President

[Signature Page to Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Lender

By:	/s/ Karl Studer
	Name:	Karl Studer
	Title:	Director

By:	/s/ Stephan Brechtbuehl
	Name:	Stephan Brechtbuehl
	Title:	Assistant Vice President

[Signature Page to Credit Agreement]

THE ROYAL BANK OF SCOTLAND PLC, as Lender

By:	/s/ Tracy Rahn
	Name:	Tracy Rahn
	Title:	Director

[Signature Page to Credit Agreement]

CITIBANK, N.A., as Lender

By:	/s/ Carolyn A. Sheridan
	Name:	Carolyn A. Sheridan
	Title:	Vice President

[Signature Page to Credit Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Lender

By:	/s/ Victor Pierzchalski
	Name:	Victor Pierzchalski
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

MIZUHO CORPORATE BANK (USA), as Lender

By:	/s/ Raymond Ventura
	Name:	Raymond Ventura
	Title:	Deputy General Manager

[Signature Page to Credit Agreement]

WELLS FARGO BANK, N.A., as Lender

By:	/s/ Charles W. Reed
	Name:	Charles W. Reed
	Title:	Managing Director

[Signature Page to Credit Agreement]

BANCO BILBAO VIZCAYA ARGENTARIA, S.A., New York Branch, as Lender

By:	/s/ Matias Cruces
	Name:	Matias Cruces
	Title:	Senior Banker

By:	/s/ Guilherme Gobbo
	Name:	Guilherme Gobbo
	Title:	Senior Banker

[Signature Page to Credit Agreement]

THE NORTHERN TRUST COMPANY, as Lender

By:	/s/ Lisa DeCristofaro
	Name:	Lisa DeCristofaro
	Title:	Vice President

[Signature Page to Credit Agreement]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Lender

By:	/s/ Matthias Guillet
	Name:	Matthias Guillet
	Title:	Director

By:	/s/ Joseph Philbin
	Name:	Joseph Philbin
	Title:	Director

[Signature Page to Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Matthew J. Schulz
	Name:	Matthew J. Schulz
	Title:	Vice President

[Signature Page to Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION, as Lender

By:	/s/ John S. Sneed
	Name:	John S. Sneed
	Title:	Vice President

[Signature Page to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ W. J. Bowne
	Name:	W. J. Bowne
	Title:	Senior Vice President

[Signature Page to Credit Agreement]

WESTPAC BANKING CORPORATION, as Lender

By:	/s/ David Brumby
	Name:	David Brumby
	Title:	Executive Director
Westpac Americas

[Signature Page to Credit Agreement]

SCHEDULE 2.01

REVOLVING COMMITMENTS

Lenders	Revolving Commitment
JPMorgan Chase Bank, N.A.	$70,000,000

Bank of America, N.A.	$70,000,000

Barclays Bank PLC	$70,000,000

Credit Suisse AG, Cayman Islands Branch	$70,000,000

The Royal Bank of Scotland PLC	$70,000,000

Citibank, N.A.	$44,000,000

The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$44,000,000

Mizuho Corporate Bank (USA)	$44,000,000

Wells Fargo Bank, N.A.	$44,000,000

Banco Bilbao Vizcaya Argentaria, S.A.	$32,000,000

The Northern Trust Company	$32,000,000

Credit Agricole Corporate and Investment Bank	$32,000,000

U.S. Bank National Association	$32,000,000

HSBC Bank USA, National Association	$32,000,000

PNC Bank, National Association	$32,000,000

Westpac Banking Corporation	$32,000,000

$750,000,000

EXHIBIT A

[FORM OF]

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement dated as of December 14, 2011 (the “Credit Agreement”), among Beam Inc., the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings.

The Assignor named below hereby sells and assigns, without recourse, to the Assignee named below, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the percentages and amounts set forth below the Revolving Commitment of the Assignor on the Assignment Date and Revolving Loans, Competitive Loans and Negotiated Rate Loans owing to the Assignor which are outstanding on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

This Assignment and Acceptance is being delivered to the Administrative Agent together with any documentation required to be delivered by the Assignee pursuant to Section 2.18 of the Credit Agreement, duly completed and executed by the Assignee, and if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee, in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company or its Affiliates or the Company’s or such Affiliates’ respective directors, officers, employees, agents and advisors or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws. The [Assignee/Assignor] shall pay the fee payable to the Administrative Agent pursuant to Section 9.04(b)(iv) of the Credit Agreement.

This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment: [            ], 201[ ] (“Assignment Date”)

[TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

	Principal Amount Assigned (and identifying information as to individual Competitive Loans)	Percentage Assigned of Facility/Revolving Commitment (set forth, to at least 8 decimals, as a percentage of the Facility and the aggregate Revolving Commitments of all Lenders thereunder)
Revolving Commitment:	$	%
Revolving Loans:
Competitive Loans:
Negotiated Rate Loans:

The terms set forth above are hereby agreed to:

[Name of Assignor], as Assignor,

By
Name:
Title:

[Name of Assignee], as Assignee,

By
Name:
Title:

2

The undersigned hereby consent to the within assignment: 1

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

BEAM INC.

By:
Name:
Title:

[ ], as Issuing Bank

By:
Name:
Title:

[ ], as Swingline Lender

By:
Name:
Title:

[1]	Consents to be included to the extent required by Section 9.04(b) of the Credit Agreement.

3

EXHIBIT B

December [—], 2011

To the Lenders and the Administrative

    Agent Referred to Below

c/o JPMorgan Chase Bank, N.A.,

Loan and Agency Services Group,

as Administrative Agent

1111 Fannin, 10th Floor

Houston, Texas 77002

Dear Sirs:

We have acted as counsel for Beam Inc., a Delaware corporation (the “Company”), in connection with the Credit Agreement dated as of December 14, 2011 (the “Credit Agreement”), among the Company, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion. In such examinations, we have assumed the genuineness of all signatures, the authenticity of documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed, photostatic copies or facsimiles.

In rendering this opinion to you, we have assumed that (a) each party to the Credit Agreement (other than the Company) has duly executed and delivered the Credit Agreement and (b) the Credit Agreement is a legal, valid and binding obligation of each party thereto other than the Company.

In rendering our opinion, we have relied as to matters of fact, to the extent we deem necessary and proper, on representations and warranties and other statements as to certain factual matters contained in the Credit Agreement and certificates of officers and representatives of the Company. We have made no independent investigation as to whether the representations and warranties and other statements in the Credit Agreement or any certificate referred to herein are accurate or complete.

Upon the basis of the foregoing, we are of the opinion that:

To the Lenders and the Administrative	December [—], 2011
Agent Referred to Below

1. The Company (a) is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and (b) has all requisite power and authority to carry on its business as now conducted.

2. The Transactions are within the Company’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action on behalf of the Company. The Credit Agreement has been duly executed and delivered by the Company.

3. The Credit Agreement constitutes, and the promissory notes evidencing the Loans (in the form annexed to the Credit Agreement, appropriately completed), when duly executed and delivered in accordance with the Credit Agreement, will constitute legal, valid and binding obligations of the Company, in each case enforceable in accordance with their respective terms.

4. The Transactions (a) do not require that the Company obtain any consent or approval of, or make any registration or filing with, or secure any other action by, any Governmental Authority of the United States of America or of the State of New York, except such as have been obtained or made and are in full force and effect, and except for filing of a Current Report on Form 8-K with the Securities and Exchange Commission, (b) will not result in a violation by the Company of any law or regulation of the United States of America or of the State of New York which in our experience is generally applicable to transactions like those contemplated by the Credit Agreement, (c) do not violate the amended and restated certificate of incorporation or by-laws of the Company or, to our knowledge, any order of any Governmental Authority of the United States of America or the State of New York binding on the Company or its assets, (d) will not violate or result in a default under any indenture, agreement or other instrument filed by the Company with the Securities and Exchange Commission pursuant to Item 601(b)(2), (4) or (10) of Regulation S-K binding upon the Company or any of its Subsidiaries or its assets (“Material Contracts”), or give rise to a right thereunder to require any payment to be made by the Company or any of its Subsidiaries, and (e) will not result in the creation or imposition of any Lien on any material asset of the Company or any of its Subsidiaries under any Material Contract.

5. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority of the United States of America or the State of New York pending against or, to our knowledge, threatened against or affecting the Company or any of its Subsidiaries (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (other than the Disclosed Matters) or (b) that specifically involve either the Credit Agreement, any promissory note dated the date hereof evidencing the Loans or the Transactions.

To the Lenders and the Administrative	December [—], 2011
Agent Referred to Below

6. Neither the Company nor any of its Subsidiaries is an “investment company” registered or required to be registered under the Investment Company Act of 1940.

Our opinions set forth above are subject to the following qualifications and limitations:

(a) Our opinions contained in paragraph 3 above are subject to the following qualifications:

(i) the enforceability of the Credit Agreement and any promissory notes evidencing the Loans may be limited by the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

(ii) the enforceability of the Credit Agreement may be limited by statutory requirements with respect to good faith, fair dealing and commercial reasonableness, by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and by the effect of judicial decisions that have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where a default is not material;

(iii) the availability of equitable remedies, including without limitation specific enforcement and injunctive relief, is subject to the discretion of the court before which any proceedings therefor may be brought; and

(iv) notwithstanding certain language of the Credit Agreement, the Administrative Agent and the Lenders may be limited to recovering only reasonable compensation for funding losses, increased costs or yield protection.

(b) In giving the opinion set forth in paragraph 3 above, we express no opinion as to:

(i) the enforceability of any provision in the Credit Agreement that purports to establish (or may be construed to establish) evidentiary standards;

(ii) the enforceability of any provision in the Credit Agreement insofar as it provides for the payment or reimbursement of costs and expenses or indemnification for claims, losses, or liabilities in excess of a reasonable amount determined by any court or other tribunal or violates public policy; and

To the Lenders and the Administrative	December [—], 2011
Agent Referred to Below

(iii) the effect of the compliance or noncompliance of the Administrative Agent or any Lender with any state or federal laws or regulations (including, without limitation, any unpublished order, decree, or directive issued by any governmental authority) applicable to the Administrative Agent or such Lender because of its legal or regulatory status, the nature of its business, or its authority to conduct business in any jurisdiction.

We are members of the bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America. Without limiting the generality of the foregoing, we express no opinion concerning the laws of any other jurisdiction in which any Lender may be located or in which enforcement of the Credit Agreement or any promissory notes may be sought which limits the amount of interest that may be legally charged or collected.

When in this opinion we have used the phrase “to our knowledge” or similar phrases we have not made any independent investigation of the relevant facts for purposes of this opinion, but we have relied on the representations made in the Credit Agreement and certificates of officers of the Company and public officials, and the attorneys involved in the review of the Credit Agreement are not aware of any facts inconsistent therewith.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person (other than your successors and assigns as Lenders and Persons that acquire participations in your Loans) without our prior written consent.

Very truly yours,

EXHIBIT C

MANDATORY COST FORMULAE

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a facility office in a participating member state will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that facility office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that facility office.

4.	The Additional Cost Rate for any Lender lending from a facility office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a sterling Loan:

(b)	in relation to a Loan in any currency other than sterling:

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and any additional rate of interest specified in Section 2.14(e)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

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7.	If requested by the Administrative Agent, each Lender shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Lender as being the average of the Fee Tariffs applicable to that Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Lender.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its facility office; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Lender for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a facility office in the same jurisdiction as its facility office.

10.	The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Lender pursuant to paragraphs 3, 7 and 8 above.

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12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

13.	The Administrative Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

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EXHIBIT D

[FORM OF]

PROMISSORY NOTE

New York, New York

[            ], 201[]

For value received, Beam Inc., a Delaware corporation (the “Borrower”), promises to pay to [            ] (the “Lender”) or its registered assigns, for the account of its lending office set forth in its Administrative Questionnaire, the aggregate unpaid principal amount of the Lender’s Revolving Loans then outstanding under the Credit Agreement referred to below on the date or dates provided for in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Revolving Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in the currency and manner provided for in the Credit Agreement.

All Revolving Loans made by the Lender, the respective maturities thereof and all repayments of the principal thereof shall be recorded by the Lender and, prior to any transfer hereof, appropriate notations to evidence the foregoing information with respect to each such Revolving Loan then outstanding shall be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement or any error in the information recorded shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This promissory note is one of the promissory notes referred to in Section 2.11 of the Credit Agreement dated as of December 14, 2011, among Beam Inc., the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as the same may be amended from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings.

Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

BEAM INC.

By:
Name:
Title:

2

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Amount of Principal Repaid	Notation Made By

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EXHIBIT E

[FORM OF]

BORROWING REQUEST

JPMorgan Chase Bank, N.A., as Administrative Agent for

the Lenders referred to below,

1111 Fannin, 10th Floor

Houston, TX 77002

Attention of Loan and Agency Service Group

[Date]

Ladies and Gentlemen:

The undersigned BEAM INC., a Delaware corporation (the “Borrower”), refers to the Credit Agreement dated as of December 14, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Beam Inc., the lenders from time to time party thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Loan under the Credit Agreement, and requests the making of a Loan on the terms set forth below:

(A)	Date of Loan (which is a Business Day)
(B)	Principal Amount of Loan (expressed in Dollars)
(C)	Currency of Loan
(D)	Type of Loan[1]
(E)	Interest Period and the last day thereof[2]

[1]	Specify Eurocurrency Loan or ABR Loan (only applicable for Loans denominated in Dollars).

[2]	Which shall be subject to the definition of “Interest Period” (applicable for Eurodollar Loans only).

(F)	Funds are requested to be disbursed to the Borrower’s account as follows

Account No.

Location

BEAM INC.

By:
Name:
Title:

2

EXHIBIT F

[FORM OF]

OFFICER’S CERTIFICATE

This certificate is being delivered pursuant to Section 4.01(d) of the Credit Agreement dated as of December 14, 2011, among Beam Inc. (the “Company”), the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned, [name of officer], [title of officer] of the Company hereby certifies, on behalf of the Company, that as of the date hereof each of the conditions specified in clauses (a) and (b) of Section 4.02 of the Credit Agreement have been satisfied.

IN WITNESS WHEREOF, I have hereunto signed my name as of the [ ] day of [ ], 201[ ].

BEAM INC.

By:
Name:
Title: